UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Magnetek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin  53051

September 16, 2009

Dear Shareholder:

It is our pleasure to invite you to the 2009 Annual Meeting of Shareholders of Magnetek, Inc., which will be held on Thursday, November 5, 2009 at 10:00 a.m. Central Standard Time. During the meeting, we will discuss the items of business described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. There will also be a report on Magnetek’s business operations and an opportunity to ask questions. A representative of Ernst & Young LLP, Magnetek’s independent registered public accounting firm for fiscal year 2009, will also be present and will have the opportunity to make a statement to our shareholders and respond to questions.

We hope you can personally attend the meeting and vote your shares. If you are unable to do so, it is still important that your shares be represented and we urge you to promptly sign, date and return the enclosed Proxy Card, or to vote by telephone or by Internet by following the instructions on the enclosed Proxy Card. Your vote, regardless of the number of shares you own, is important. If you are unable to attend the meeting, we hope you will listen to it live over the Internet by accessing the “Investor Relations” page of our web site, www.magnetek.com. Slides used at the meeting and audio of the report of operations will be maintained on our web site as long as its content remains timely.

Sincerely,

Mitchell I. Quain
Chairman of the Board of Directors

Peter M. McCormick
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	Thursday, November 5, 2009, 10:00 a.m. Central Standard Time
Place:	Magnetek Corporate Offices
N50 W13775 Overview Drive
Menomonee Falls, Wisconsin, 53051
Items of Business:	1)	Election of the persons nominated herein to the Board of Directors;
	2)	Ratification of the appointment of Ernst & Young LLP as Magnetek’s independent registered public accounting firm for fiscal year 2010;
	3)	Approval of Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc., and;
	4)	Transaction of other business that may properly come before the meeting.
Who Can Vote:
Anyone who held shares of common stock of Magnetek, Inc., at the close of business on September 9, 2009 (the “Record Date”). For ten days prior to the Annual Meeting, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection in the offices of the Vice President Legal Affairs and Corporate Secretary, N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051 during business hours each weekday. The list will also be available at the Annual Meeting.

Annual Report:
A copy of Magnetek’s Annual Report for the fiscal year ended June 28, 2009, including the report on Form 10-K, without exhibits, is enclosed with this Notice of Annual Meeting and Proxy Statement. The Annual Report on Form 10-K, with exhibits, which has been filed with the Securities and Exchange Commission, can be accessed through direct links to the SEC filings on the Magnetek web site at www.magnetek.com in the “Investor Relations” section. Upon request, Magnetek will, without charge, send its shareholders an additional copy of the Annual Report on Form 10-K (with financial statements and related schedules) for fiscal 2009. The request must be directed to the attention of the Corporate Secretary of Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

Method of Voting:	Your vote is important and may be cast in any of the following ways:
	1)	Mark, sign, date and return the enclosed Proxy Card in the postage-paid envelope (no additional postage is necessary if mailed in the United States);
	2)	Vote in person at the Annual Meeting;
	3)	Vote by telephone by following the instructions on the Proxy Card; or
	4)	Vote via the Internet by following the instructions on the Proxy Card.

MAGNETEK, INC.

2009 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT

Magnetek, Inc.’s Board of Directors solicits the enclosed Proxy to give all of the shareholders of record of Magnetek, Inc. (referred to herein as “Magnetek” or the “Company”) an opportunity to vote on the matters set forth in the preceding Notice of Annual Meeting of Shareholders. The Annual Shareholders’ Meeting (“Annual Meeting”) will be held on Thursday, November 5, 2009, at 10:00 a.m. Central Standard Time, at Magnetek’s Corporate Offices, N50 W13775 Overview Drive, Menomonee Falls, Wisconsin, 53051. This Proxy Statement and the accompanying Proxy Card were first mailed to shareholders on or about September 16, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on November 5, 2009.  The Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report are available at www.magnetek.com in the “Investor Relations” section under “Proxy Online.”

Voting Information
Who Can Vote: Voting rights are vested exclusively in holders of Magnetek, Inc.’s common stock, par value $.01, who held stock as of the close of business on September 9, 2009 (the “Record Date”). As of the close of business on the Record Date, there were 31,111,146 shares of common stock outstanding. Shareholders are entitled to one vote for each share of common stock held on any matter that properly comes before the shareholders at the Annual Meeting.

Ways to Vote: Shareholders may vote in person at the Annual Meeting, by Proxy, by telephone or via the Internet. To vote by Proxy, simply mark the enclosed Proxy Card, date and sign it and return it in the postage-paid envelope provided. Doing so authorizes the individuals named as Proxy Holders on the Proxy Card to vote your shares according to your instructions. Proxy Cards that are signed and returned without voting instructions will be voted by the Proxy Holders in favor of each proposal. The Proxy Holders will vote at their discretion on other matters that properly come before the shareholders at the Annual Meeting. You may also vote via telephone or the Internet by simply following the instructions on the enclosed Proxy Card. If you need directions to the Annual Meeting location, call the Company at (800) 288-8178.

Revocation of Proxy. At any time before the meeting, you may revoke your Proxy by (a) signing another Proxy Card with a later date and returning it prior to the meeting, (b) attending the meeting in person to cast your vote, or (c) casting your vote via telephone or the Internet on a date later than the date on your Proxy Card.

Quorum and Counting of Votes. To establish a quorum necessary to conduct business at the Annual Meeting, a majority of the outstanding shares of common stock must be represented. Votes may be cast in favor of the proposals, may be withheld, or you may abstain from voting on a particular item, except with respect to the election of Directors. Votes withheld from the election of any Director will be excluded entirely from the vote and will have no effect on the election. Directors are elected by a plurality of the votes cast and shares may not be voted cumulatively for the election of Directors. A majority of the votes cast is necessary to ratify the appointment of the independent registered public accounting firm for fiscal year 2010 and for the approval of the Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. Abstentions will be counted as present for purposes of establishing a quorum with respect to the item on which the abstention is noted and will have the effect of a negative vote.

Broker non-votes occur when shares are held in “street” form through a broker or similar market intermediary rather than in the shareholder’s own name. The broker or other intermediary is authorized to vote the shares on routine matters, such as the election of Directors, but may not vote on non-routine matters without the beneficial shareholder’s express authorization. Broker non-votes are counted for purposes of determining the presence of a quorum for the election of Directors, but under Delaware law are not counted for purposes of determining the votes cast on any non-routine proposal.

Proposals. The following proposals will be submitted by the Company for a vote of the shareholders at this year’s Annual Meeting.

Proposal 1: Election of Directors. Each current member of the Board of Directors is recommended for re-election to the Board and has agreed to stand for re-election. If elected, they will each serve a one-year term until the next Annual Meeting or until a successor is elected and qualified in the event that their services as a Director terminate prior to the next meeting of shareholders for some unforeseen reason. If unforeseen circumstances make it necessary for the Board of Directors to substitute another person in place of any of the below nominees, the Proxy Holders will vote shares cast in favor of that nominee for the substitute. Detailed information about each of the below-named nominees is provided in the section titled “Election of Board of Directors” on pages 4 and 5 of this Proxy Statement:

David A. Bloss, Sr.
Yon Y. Jorden
Mitchell I. Quain
David P. Reiland

The Board of Directors recommends a vote “FOR” each of the nominees.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as Magnetek’s independent registered public accounting firm for fiscal 2010. The Board has ratified the appointment. This proposal is submitted to the shareholders to verify their approval of this selection. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will reconsider its selection but reserves the right to uphold the appointment.

The Board of Directors recommends a vote “FOR” approval and ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2010.

Proposal 3: Approval of Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. The Board of Directors adopted a second amendment and restatement of the Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. (the “Restated Plan”) to decrease the maximum aggregate shares of common stock that may be subject to future awards, implement a fungible share pool structure and eliminate the cap of 500,000 shares of common stock that can be awarded as non-option awards in the form of incentive bonuses, incentive stock and incentive stock units, subject to approval by the shareholders. Detailed information about the Restated Plan is provided in the section titled “Proposal No. 3” on pages 7 through 15 of this proxy statement.

The Board of Directors recommends a vote “FOR” approval of the adoption of the Restated Plan.

Shareholder Proposals. No proposals were timely submitted for inclusion in the Proxy Statement for the Annual Meeting or for consideration at the Annual Meeting. No untimely proposals were submitted as of the date of this Proxy Statement. Any proposals received prior to the Annual Meeting, when and if raised at the Annual Meeting, will be voted by the Proxy Holders in the manner deemed appropriate by the Board of Directors.

Other Matters. Magnetek does not know of any business other than that described in the Notice of Annual Meeting and this Proxy Statement that will be presented for consideration or action by the shareholders at the Annual Meeting; however, any business that properly comes before the Annual Meeting will be voted by the Proxy Holders in the manner deemed appropriate by the Board of Directors.

Submission of Shareholder Proposals for 2010 Annual Meeting. Magnetek anticipates that next year’s Annual Shareholders’ Meeting will take place on November 4, 2010. Any shareholder satisfying the Securities and Exchange Commission’s requirements and wishing to submit a proposal, including nomination of a director, to be included in the Proxy Statement for the 2010 Annual Shareholders’ Meeting should submit the proposal in writing to the Corporate Secretary of Magnetek, Inc. at:

Magnetek, Inc.
Attn: Corporate Secretary
N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin, 53051

The proposal must be received on or before May 18, 2010, to be considered timely submitted for inclusion in the Proxy Statement for the 2010 Annual Shareholders’ Meeting and must include the information required by the Company’s Bylaws. Magnetek’s Proxy Holders reserve discretion to vote in the manner deemed appropriate by the

Board of Directors with respect to timely filed proposals, provided that (1) Magnetek includes in its Proxy Statement for the 2010 Annual Shareholders’ Meeting advice on the nature of the proposal and how Magnetek intends to exercise its voting discretion, and (2) the proponent of such proposal does not issue a separate Proxy Statement in respect of that proposal. Proposals, including nominations for election of a director, that are not timely submitted for inclusion in the Proxy Statement for the 2010 Annual Shareholders’ Meeting pursuant to the above paragraph, must be submitted in writing to the Corporate Secretary at the address in the above paragraph on or before July 8, 2010 to be timely for consideration at the meeting and must comply with the other requirements for shareholder proposals and director nominations set forth in the Company’s Bylaws and Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines are published on its web site at www.magnetek.com in the “Investor Relations” section under “Corporate Governance.”

Costs of Solicitation. Magnetek will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. Magnetek has retained D.F. King & Co., Inc. to solicit proxies at a cost of approximately $9,000.00, plus reasonable out-of-pocket expenses. In addition to solicitation of proxies by use of the mail, D.F. King & Co., Inc. may, without additional compensation, solicit proxies personally, by telephone or by other appropriate means. Magnetek will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of Magnetek’s common stock for others to send Proxy materials to, and to obtain Proxies from, their principals, and Magnetek will reimburse them for reasonable expenses incurred in doing so upon request.

Delivery of Proxy Materials to Households. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s 2009 Annual Report and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2009 Annual Report and/or this Proxy Statement to any shareholders at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary, at:

Magnetek, Inc.
Attn: Corporate Secretary
N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin, 53051
Phone: (262) 703-4283

Shareholders currently receiving multiple copies of the Company’s Annual Report and Proxy Statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and address indicated above.

PROPOSAL NO. 1
ELECTION OF BOARD OF DIRECTORS

At the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the four Director candidates named below for re-election to the Board. Personal information on each of our Director candidates is provided below. The Board has determined that the following nominees for Director are independent under the NYSE listing standards and the independence standards set forth in the Company’s Corporate Governance Guidelines:  Messrs. Bloss Sr. and Quain, and Ms. Jorden. Magnetek’s Corporate Governance Guidelines are published on its web site at www.magnetek.com in the “Investor Relations” section under “Corporate Governance,” and are available in print to any shareholder that requests a copy from the Vice President Legal Affairs and Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051. Mr. Reiland cannot be deemed independent under the NYSE’s listing standards or the Company’s independence standards because he served as President and Chief Executive Officer until October 28, 2008, and was employed by the Company until January 15, 2009.

All of our nominees currently serve as Directors. None of our Directors are currently employed by Magnetek. Each Director is elected for a one-year term, holding office until the next Annual Shareholders’ Meeting of the Company or until a successor is elected and qualified in the event that his or her services as a Director terminate prior to the next Annual Shareholders’ Meeting for some unforeseen reason. All of our nominee Directors have agreed to stand for re-election.

David A. Bloss, Sr. (59), Chairman, Compensation Committee; Member, Audit, Nominating and Corporate Governance and Retirement Plan Committees
David A. Bloss, Sr. has served on the Board since April, 2008. He serves on the Audit, Nominating and Corporate Governance and Retirement Plan Committees and has served as Chairman of the Compensation Committee since September 3, 2009. Mr. Bloss retired as director and Chairman of the Board of CIRCOR International, Inc., a fluid control valve manufacturer, effective March 1, 2009. He retired as CIRCOR’s Chief Executive Officer in 2008, a position he held since 1999, when CIRCOR was spun off from Watts Industries, Inc. Prior to joining Watts, Mr. Bloss served as President of the superabrasives division of Norton Company and as Director of Corporate Planning and Development for Cooper Industries. He also held positions at Clark Equipment Company and Price Waterhouse & Co. He is currently a member of the Indiana University South Bend Chancellor’s Advisory Board.

Yon Y. Jorden (54) Chairman, Audit Committee; Member, Compensation, Nominating and Corporate Governance and Retirement Plan Committees
Yon Y. Jorden has served on the Board since July 2004. She serves on the Compensation, Nominating and Corporate Governance and Retirement Plan Committees, and has served as Chairman of the Audit Committee since September 3, 2009. Ms. Jorden held senior management positions in the health care services, technology and manufacturing industries, as Chief Financial Officer of major NYSE, NASDAQ or Fortune 500 companies from 1984 to 2004. From 2002 to 2004, Ms. Jorden was Executive Vice President and Chief Financial Officer of Advance PCS. Prior to that, she served as Executive Vice President and Chief Financial Officer of Informix from 2000 to 2001, and held the same position with Oxford Health Plans, Inc. from 1998 to 2000. From 1990 to 1996, Ms. Jorden was a Senior Vice President and Chief Financial Officer of Wellpoint, Inc. From 1979 until 1984, Ms. Jorden was a Senior Auditor with Arthur Andersen & Company. Ms. Jorden serves on the board of Maxwell Technologies, Inc., a manufacturer of energy storage and power delivery products.

Mitchell I. Quain (57), Chairman of the Board; Chairman, Nominating and Corporate Governance Committee; Member Audit, Compensation and Retirement Plan Committees
Mitchell I. Quain has served as Chairman of the Board since October 2006, and has served on the Board since 2000. He serves as the Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit, Compensation and Retirement Plan Committees. Mr. Quain is a Managing Director of ACI Capital Co., LLC, a private equity firm. From 2001 to 2003, he served as Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank. Prior to that, he served as the Global Head of Industrial Manufacturing and of its banking business. From early 1997 until its acquisition by ING Barings later that year, Mr. Quain was an Executive Vice President and a member of the Board of Directors and of the Management Committee of Furman Selz, an international financial services and investment banking firm. Prior to joining Furman Selz, Mr. Quain was a partner with Wertheim & Company, Inc., an investor relations and communications company. Mr. Quain serves on the boards of Hardinge Inc., a machine tool manufacturer, and Titan International, Inc., a manufacturer of civilian and military tires and wheels.

David P. Reiland (55), Chairman of the Retirement Plan Committee
David P. Reiland has served on the Board since December 2006 and also serves as the Chairman of the Retirement Plan Committee. Mr. Reiland was President and CEO of Magnetek from October 2006 to October 2008. He served as Executive Vice President of the Company from 2001 to 2006 and as Chief Financial Officer from 1988 to 2006. He was Controller of the Company from 1986 to 1993 and was Vice President, Finance from 1987 to 1989. Prior to joining the Company, Mr. Reiland was an audit manager with Arthur Anderson & Co., where he served in various capacities from 1980 until 1986. Mr. Reiland serves on the board of Broadwind Energy, Inc., a supplier of products and services to wind and other energy-related industries.

The Board of Directors recommends that shareholders vote “FOR” the election of the director nominees named above.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as Magnetek’s independent registered public accounting firm for fiscal 2010. The Board has ratified the appointment. This proposal is submitted to the shareholders to verify their approval of this selection. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Audit Committee will reconsider its selection but reserves the right to uphold the appointment.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will be available to answer shareholders’ questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to Ernst & Young LLP

The following table shows the aggregate fees billed to Magnetek for fiscal years 2009 and 2008 by Ernst & Young LLP, the Company’s independent registered public accounting firm. All of the fees were approved by the Audit Committee in accordance with the pre-approval policy described below.

Services Performed	2009	2008
Audit Fees (1)	$352,000	$345,000
Audit Related Fees (2)	$0	$0
Tax Fees (3)	$16,500	$0
All Other Fees	$0	$0
	$368,500	$345,000

Notes:

(1)
Includes fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services in connection with statutory and regulatory filings or engagements.

(2)
Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting.

(3)	Includes fees billed for tax compliance and tax advice.

Independence of Registered Public Accounting Firm

The Audit Committee reviews annually a formal written statement from the independent registered public accounting firm disclosing all relationships between it and the Company, consistent with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Committee reviews and discusses whether non-audit services approved pursuant to the pre-approval procedure outlined below are compatible with maintaining independence. The Audit Committee determined that the performance of services described above other than audit services is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy

The Audit Committee has adopted a formal pre-approval policy for all services provided by the Company’s independent registered public accounting firm. The policy is reviewed annually by the Committee and modified, if appropriate, in accordance with, among other things, SEC rules and regulations. The policy combines the two approaches established by the SEC for pre-approving audit and non-audit services: (1) providing for pre-approval without consideration of specific pre-approved services, and (2) requiring explicit consideration and pre-approval of all other services to be provided by the independent registered public accounting firm and of any services exceeding pre-approved budgets. For both categories of services, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee reviews and pre-approves annually the list of services subject to pre-approval and all requests or applications for such services are submitted to the Company’s Controller along with a detailed description of the services to be rendered. The Controller verifies whether a service is included within or excluded from the detailed description of services pre-approved by the Audit Committee and the Audit Committee is then timely informed of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific approval of the Audit Committee are jointly submitted to the Committee by the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated Magnetek’s internal auditor to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with this policy. The Company’s internal auditor will report to the Audit Committee on a periodic basis on the results of the monitoring. Both the internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to their attention. The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent registered public accounting firm’s services.

The Audit Committee expects all of the work of the independent registered public accounting firm for fiscal year 2010 to be approved in accordance with the above policies and procedures.

The Board of Directors recommends a vote “FOR” approval and ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2010.

PROPOSAL NO. 3
APPROVAL OF SECOND AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN OF MAGNETEK, INC.

On August 6, 2009, Magnetek’s Board of Directors adopted a second amendment and restatement of the Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. (the “Existing 2004 Plan”), which, if approved by Magnetek’s shareholders at the Annual Meeting, will be renamed the Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. (the “Restated 2004 Plan”). The Existing 2004 Plan was originally adopted by the Board of Directors on September 13, 2004 and approved by Magnetek’s shareholders on October 27, 2004. The Existing 2004 Plan was further amended by the Board of Directors on December 14, 2007 to comply with the recently issued final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, as such, Magnetek shareholder approval was not required for such amendments.

Under the Existing 2004 Plan, there are approximately 5,677,000 shares of common stock authorized for issuance, including 2,100,000 shares of common stock expressly authorized for issuance and approximately 3,577,000 shares of common stock authorized but not issued or subject to outstanding options under the 1999 Stock Incentive Plan of Magnetek, Inc. or the 2000 Employee Stock Plan of Magnetek, Inc. The Existing 2004 Plan further provides for a sublimit of 500,000 shares issuable pursuant to “full-value awards” (collectively, “Non-Option Awards”) in the form of Incentive Bonus, Incentive Stock and Incentive Stock Units (as defined below). Since the adoption of the Existing 2004 Plan, 800,000 of the aggregate authorized shares of common stock have been granted, but nearly all of the 500,000 shares of common stock available for issuance as Non-Option Awards have been granted.

The Board of Directors approved the Restated 2004 Plan, in part, because the number of shares available under the Existing 2004 Plan does not provide sufficient flexibility to adequately provide for future equity compensation grants. In developing the Restated 2004 Plan, the Company worked with an independent consultant that specializes in evaluating equity compensation plans. The Restated 2004 Plan incorporates the provisions of the Existing 2004 Plan as currently in effect and includes the following material modifications, which will become effective on the date of the 2009 Annual Meeting if the Restated 2004 Plan is approved by our shareholders:

Decrease the maximum aggregate number of shares of common stock that may be subject to future awards by 2,327,000, to a maximum of 3,350,000 shares.
  Implement a fungible share pool structure whereby each Option or Stock Appreciation Right (as defined below) will be counted against the issuable share limit as one share of common stock, and whereby each Non-Option Award will be counted against the issuable share issuance limit as 1.14 shares of common stock.

Eliminate the cap of 500,000 shares of common stock that can be awarded as Non-Option Awards in the form of Incentive Bonuses, Incentive Stock and Incentive Stock Units.
Change form of payment of any Incentive Bonus from cash to cash, shares of common stock, or any combination thereof.
In addition, the Restated 2004 Plan contains certain non-material amendments to the Existing 2004 Plan, including clarifying certain “qualifying performance criteria” and inserting new provisions to ensure compliance with Section 409A.

The Board of Directors recommends that shareholders approve the Restated 2004 Plan. The Board of Directors believes that the elimination of the cap of 500,000 shares that can be awarded as Non-Option Awards under the Restated 2004 Plan provides added flexibility to ensure that a sufficient number of shares of common stock will be available to adequately support the Company’s compensation programs. The Board of Directors also believes that the proposed amendments to the Existing 2004 Plan are reasonable and fair to Magnetek’s shareholders, including due to (a) the reduction of the total number of shares of common stock available for issuance under the Restated 2004 Plan from 5,677,000 shares to a maximum of 3,350,000 shares and (b) the implementation of Non-Option Award grants under the Restated 2004 Plan being counted against the available share issuance limit under the Restated 2004 Plan at an increased ratio of one share grant being counted as 1.14 shares taken from the total shares available for issuance. The Board of Directors believes that grants of restricted stock awards are appropriate based on recent changes in accounting valuation and expensing for stock option awards which are now closer to the valuation and expensing for restricted stock awards.

If the requisite shareholder approval of the Restated 2004 Plan is not obtained, the Restated 2004 Plan will not take effect and all provisions of the Existing 2004 Plan will remain effective, provided that the non-material amendments described above (which do not require shareholder approval) will be made to the Existing 2004 Plan.

Summary of the Restated 2004 Plan

The material features and provisions of the Restated 2004 Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the Restated 2004 Plan. This summary is qualified in its entirety by the full text of the Restated 2004 Plan, a copy of which is attached as Exhibit A to this Proxy Statement and incorporated herein by reference. Please refer to Exhibit A for more detailed information.  Initially capitalized terms used but not defined in this summary have the respective meanings given to them in the Restated 2004 Plan attached as Exhibit A.

General

The Restated 2004 Plan is designed to enable the Company to attract, retain and motivate its officers and other key employees, and to further align their interests with those of the shareholders of the Company by providing for or increasing the equity interest of such persons in the Company.

The Restated 2004 Plan authorizes the grant and issuance of awards that may take the form of Options, Stock Appreciation Rights, Incentive Bonuses, Incentive Stock and Incentive Stock Units (any such arrangement an “Award” and each as described below under the sub-heading “Awards”). The Restated 2004 Plan has various provisions to enable Awards to qualify for exemption from the “short swing liability” provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and/or qualify as “performance based compensation” that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Shareholder approval of the Restated 2004 Plan is required in order for each of these exemptions to be satisfied.

Eligibility

Any person who is an employee, officer or consultant of the Company or any of its affiliates, currently estimated at approximately 310 persons, is eligible to be selected as a recipient of an Award (a “Participant”) under the Restated 2004 Plan.

Administration

The Restated 2004 Plan will be administered by the Compensation Committee (the “Committee”), although the Board of Directors may exercise any authority of the Committee under the Restated 2004 Plan.

Subject to the express provisions of the Restated 2004 Plan, the Committee has authority to administer and interpret the Restated 2004 Plan, including the authority to determine who is eligible to participate in the Restated 2004 Plan, to whom and when Awards are granted under the Restated 2004 Plan, to grant Awards, to determine the number of shares of common stock (“Shares”) subject to Awards and the exercise or purchase price of such Shares under an Award, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of the agreements evidencing Awards made under the Restated 2004 Plan, and to make other determinations deemed necessary or advisable for the administration of the Restated 2004 Plan. While the Committee has the discretion to determine the type of Awards granted, the Restated 2004 Plan limits the number of Shares that may be subject to Options and/or Stock Appreciation Rights granted to any person during any one year to 500,000 and the number of Shares that may be subject to all other types of Awards granted to any person during any one year to 100,000, unless either such limitation is not required under Code Section 162(m).

Shares Subject to the Restated 2004 Plan

The aggregate number of Shares that can be issued under the Restated 2004 Plan may not exceed 3,350,000. Any Shares that are subject to Awards in the form of Options and/or Stock Appreciation Rights will be counted against this aggregate Share limit as one Share for every Share granted. Any Shares that are subject to Non-Option Awards will be counted against this aggregate share limit as 1.14 Shares for every Share granted. If any Award of an Option or Stock Appreciation Right is cancelled, expires or terminates unexercised for any reason, each Share covered by such Award will again be available for the grant of Awards under the Restated 2004 Plan. If any Share that is subject to a Non-Option Award is cancelled, expires or terminates unexercised for any reason, 1.14 Shares will again be available for the grant of Awards under the Restated 2004 Plan.

The number of Shares subject to the Restated 2004 Plan and to outstanding Awards under the Restated 2004 Plan will be appropriately adjusted by the Board of Directors if Magnetek's common stock is affected by a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than cash dividends) or other distribution, stock split, spin-off or sale of substantially all of the Company’s assets. For purposes of calculating the aggregate number of Shares issued under the Restated 2004 Plan, only the number of Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award will be counted towards the limitation on the number of Shares issuable under the Restated 2004 Plan.

As of August 28, 2009, the closing price of Magnetek's common stock on the New York Stock Exchange was $1.55.

Awards

The Restated 2004 Plan authorizes the grant and issuance of the following types of Awards: Options, Stock Appreciation Rights, Incentive Bonuses, Incentive Stock and Incentive Stock Units. Each such type of Award is described below.

Options.  An “Option” is a right granted to purchase a number of Shares at a specified exercise price, within a specified time period, and on such other terms and conditions as the Committee deems appropriate.  Subject to the express provisions of the Restated 2004 Plan and as discussed in this paragraph, the Committee has discretion to determine the vesting schedule of Options, the events causing an Option to expire, the number of Shares subject to any Option, the restrictions on transferability of an Option, and such further terms and conditions, in each case not inconsistent with the Restated 2004 Plan, as may be determined from time to time by the Committee; provided that Options may not become fully vested until a minimum of one year has elapsed from the date of grant (other than in the event of a change of control of the Company or the death or disability of the optionee). Options granted under the Restated 2004 Plan may be either incentive stock options qualifying under Code Section 422 (“ISOs”) or Options not intended to qualify as ISOs (“NQSOs”). The exercise price for Options may not be less than 100% of the fair market value of the common stock on the date the Option is granted, except that the exercise price of an Option may be higher or lower in the case of Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired. The exercise price of an Option may be paid through various means specified by the Committee, including in cash or check, by delivering to the Company of shares of common stock or by a reduction in the number of Shares issuable pursuant to such Option. The Restated 2004 Plan also contains an express provision prohibiting the repricing of Options and the granting of reload Options, in either case, without shareholder approval.

Stock Appreciation Rights.  A “Stock Appreciation Right” is a right granted to receive all or some portion of the increase in the value of the Shares (without such Shares actually being issued to the grantee) on such terms and conditions as the Committee deems appropriate.  Stock Appreciation Rights may be granted under the Restated 2004 Plan either in tandem with Options granted under the Restated 2004 Plan or as stand-alone Awards. Stock Appreciation Rights granted in tandem with Options generally are subject to the same terms and conditions as the related Options. With respect to stand-alone Stock Appreciation Rights, subject to the express provisions of the Restated 2004 Plan and as discussed in this paragraph, the Committee has discretion to determine the vesting schedule of Stock Appreciation Rights, the events causing a Stock Appreciation Right to expire, the number of shares subject to any Stock Appreciation Right, the restrictions on transferability of a Stock Appreciation Right, and such further terms and conditions, in each case not inconsistent with the Restated 2004 Plan, as may be determined from time to time by the Committee; provided that stand-alone Stock Appreciation Rights may not become fully vested until a minimum of one year has elapsed from the date of grant (other than in the event of a change of control of the Company or the death or disability of the grantee).

The exercise price for Stock Appreciation Rights may not be less than 100% of the fair market value of the common stock on the date the Stock Appreciation Right is granted, except that the exercise price of a Stock Appreciation Right may be higher or lower in the case of Stock Appreciation Rights granted to an employee of a company acquired by the Company in assumption and substitution of stock appreciation rights held by such employee at the time such company is acquired.

Incentive Bonuses.  “Incentive Bonus” is a bonus opportunity awarded pursuant to which a Participant may become entitled to receive an amount based on satisfaction of certain performance criteria and other terms as the Committee deems appropriate. The Restated 2004 Plan authorizes the grant of Incentive Bonuses pursuant to which a Participant may become entitled to receive an amount based, payable in cash, shares or a combination thereof, on satisfaction of such performance criteria as are specified by the Committee. Subject to the express provisions of the Restated 2004 Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Incentive Bonus, including the target and maximum amount payable to a Participant as an Incentive Bonus, the performance criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus the criteria that determine the amount payable under an Incentive Bonus, the fiscal year as to which performance will be measured for determining the amount of any payment, the timing of any payment earned by virtue of performance, restrictions on the alienation or transfer of an Incentive Bonus prior to actual payment, forfeiture provisions, and such further terms and conditions, in each case not inconsistent with the Restated 2004 Plan, as the Committee may determine from time to time. All or any portion of an Incentive Bonus may be designed to qualify as “performance based compensation” that is exempt from the $1 million limit on deductible compensation under Section 162(m) of the Code. The performance criteria for any portion of an Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” will be a measure based on one or more Qualifying Performance Criteria (as defined below). Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion may determine.

Incentive Stock and Incentive Stock Units. “Incentive Stock” is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. An “Incentive Stock Unit” is a right to receive a specified number of Shares, the issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Subject to the express provisions of the Restated 2004 Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Incentive Stock and Incentive Stock Unit Award, including the number of Shares subject to the Award or a formula for determining such, the purchase price, if any, for the Shares (which may be below fair market value), the performance criteria, if any, and level of achievement versus these criteria that determine the number of Shares granted, issued, retainable and/or vested, the period (which period will not be less than a year) as to which performance will be measured for determining achievement of performance or, if not subject to performance criteria, the period of continued employment upon which vesting of the Shares is subject, forfeiture provisions, the effect of termination of employment for various reasons, and such further terms and conditions, in each case not inconsistent with the Restated 2004 Plan, as may be determined from time to time by the Committee. However, if the vesting of the Incentive Stock or Incentive Stock Unit Award is based solely on continued employment, an award of Incentive Stock may not vest in full sooner than three years after the grant date and may not have a vesting schedule more favorable, at any point in time, than what would become vested under a monthly pro rata vesting schedule (i.e., 1/36th per month) over those three years (except in the event of death or disability of the Participant or upon a change of control of the Company). The performance criteria upon which Incentive Stock or Incentive Stock Units are granted, issued, retained and/or vested may be based on financial performance and/or personal performance evaluations, except that for any Incentive Stock or Incentive Stock Unit that is intended by the Committee to satisfy the requirements for “performance-based Compensation” under Code Section 162(m) the performance criteria will be a measure based on one or more Qualifying Performance Criteria. Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Incentive Stock or Incentive Stock Unit Award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion will determine.

Amendments and Termination

The Board of Directors may amend, alter or discontinue the Restated 2004 Plan or any agreement evidencing an Award made under the Restated 2004 Plan, but no such amendment may, without the approval of the shareholders of the Company:

increase the maximum number of Shares for which Awards may be granted under the Restated 2004 Plan;
reduce the price at which Options or Stock Appreciation Rights may be granted below the price provided for in the Restated 2004 Plan;
reduce the exercise price of outstanding Options or Stock Appreciation Rights;
after any Change of Control, impair the rights of any Award holder, without such holder’s consent;
extend the term of the Restated 2004 Plan;
change the class of persons eligible to be Participants;
provide for the automatic grant of Options (known as “reload” options) based upon the exercise of Options by optionees; or
increase the number of Shares that are eligible for non-Option Awards.
No Award may be granted under the Restated 2004 Plan more than 10 years after the date of the adoption of the Restated 2004 Plan by the Company’s shareholders.

Qualifying Performance Criteria and Section 162(m) Limits

Subject to shareholder approval of the Restated 2004 Plan, the performance criteria for any Incentive Bonus or any Incentive Stock that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) EBITDA (earnings before interest, taxes, depreciation and amortization), (d) return on equity, (e) total shareholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue or sales, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) return on operating revenue, (n) market share and (o) overhead or other expense reduction. The Committee will appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted under the Restated 2004 Plan during any calendar year to any one Participant may not exceed 500,000, unless such limitation is not required under Code Section 162(m). The aggregate number of Shares issued or issuable under all other Awards granted under the Restated 2004 Plan during any calendar year to any one Participant will not exceed 100,000, unless such limitation is not required under Code Section 162(m). The maximum amount payable pursuant to that portion of an Incentive Bonus Award granted for any fiscal year to any person that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) will not exceed $1,000,000.

Change of Control

The Committee may provide that in connection with a Change of Control (as defined in the Restated 2004 Plan), Awards will become exercisable, payable, vested, paid, or canceled, and may provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award that would be effective only if, upon the announcement of a transaction intended or reasonably expected to result in a Change of Control, no provision is made under the terms of such transaction for the holder of an Award to realize the full benefit of the Award.

Transferability of Awards

Generally, Awards granted under the Restated 2004 Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution, except that the Committee may permit an Award to be transferable to a member or members of the Participant’s family or to entities owned or established for the benefit of a Participant’s family.

Awards in Fiscal 2009

Except for awards previously granted under the Existing 2004 Plan, no awards have been granted under the Restated 2004 Plan, and the identity of, and the benefits and amounts to be received by, any participants under the Restated 2004 Plan are not presently determinable.

The following table reflects information as of the end of the Company’s 2009 fiscal year with respect to securities issuable under the Company’s equity compensation plans (including under the Existing 2004 Plan and under individual compensation arrangements), all of which securities are shares of the Company’s common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	2,339,534	$5.27	6,374,970	(1)
Equity Compensation Plans Not Approved by Security Holders	206,000	$7.72	0
Total	2,545,534	$5.47	6,374,970	(1)

(1)
The total number of securities remaining available for future issuance under equity compensation plans as of the end of fiscal 2009 includes 5,677,135 shares under the Existing 2004 Plan and 697,835 shares under the 1997 Non-Employee Director Stock Option Plan (“1997 DSOP Plan”).  Assuming shareholder approval of the Restated 2004 Plan, the total number of securities remaining available for future issuance under the Company’s equity compensation plans will be 4,047,835 shares (3,350,000 shares under the Restated 2004 Plan and 697,835 shares under the 1997 DSOP Plan).

New Plan Benefits Table

Subject to shareholder approval of the Restated 2004 Plan, the Compensation Committee and the Board of Directors have approved a 2010 Management Incentive Stock Compensation Plan (“MISCP”) for members of the Company’s management. The MISCP is designed to be an incentive stock document authorized under the Restated 2004 Plan and will be made available to certain designated management employees of the Company who are recommended by the Chief Executive Officer. The MISCP provides that upon the Company’s achievement of a specified adjusted EBITDA level in fiscal 2010, the Company will issue an incentive stock grant to participants, with the number of shares under such grant equal to 50% of each participant’s target percentage divided by the closing price of the Company’s common stock on the last trading day before approval of the 2010 incentive stock calculation by the Board of Directors. Target percentage levels range from 7.5% up to 100%. For each additional $1 million the Company achieves over the specified adjusted EBITDA in fiscal 2010, each participant’s target percentage will increase by 10% over the 50% level, up to a maximum target percentage of 100%. If the Company’s specified adjusted EBITDA level in fiscal 2010 is not met, no incentive stock awards will be granted to any MISCP participant.

The MISCP is not a stand-alone equity compensation plan. Rather, it is a program established by the Board of Directors through which eligible participants may receive incentive stock grants under the Restated 2004 Plan. If the Company’s shareholders do not approve the Restated 2004 Plan, the MISCP will not come into effect and none of the incentive stock grants contemplated under the MISCP will be made.

The following table describes the benefits or amounts which would have been received by the Named Officers and certain groups if the MISCP and the Restated 2004 Plan had been in effect for fiscal year 2009. The table does not represent benefits or amounts actually received by the Named Officers or the groups. Except for the MISCP component of the Restated 2004 Plan, the benefits or amounts which would have been received in fiscal year 2009 under the Restated 2004 if it had been in effect are not determinable at this time.

NEW PLAN BENEFITS
2010 Management Incentive Stock Compensation Plan (MISCP)
if the MISCP and Restated 2004 Plan Had Been in Effect for Fiscal Year 2009

Name and Position	Dollar Value ($)	Number of Units
Peter M. McCormick President and Chief Executive Officer	$137,000	100,000
Marty J. Schwenner Vice President and Chief Financial Officer	$88,125	64,325
Ryan D. Gile Vice President and Corporate Controller	$24,588	17,947
Jolene L. Shellman Vice President Legal Affairs and Corporate Secretary	$30,625	22,354
David P. Reiland Former President and Chief Executive Officer	$0	0
All Executive Officers as a Group	$280,838	204,991
All Non-Executive Directors as a Group	$0	0
All Non-Executive Officers Employees as a Group	$438,873	320,346

Note: The dollar values in the foregoing table assume 100% achievement (target performance) of the Company’s objectives for fiscal year 2009. The number of units (shares of common stock) assumed granted is based on the closing price of $1.37 of the Company’s common stock on June 26, 2009, the last trading day of the Company’s 2009 fiscal year.

New Restated 2004 Plan Awards

The terms and number of Awards to be granted in the future under the Restated 2004 Plan (except as specified under the MISCP) are to be determined at the discretion of the Committee, subject to the Board of Director’s exercise of authority under the Restated 2004 Plan, and therefore are not determinable at this time. No awards have yet been granted under the Restated 2004 Plan.

Certain Federal Income Tax Consequences

The following discussion of the federal income tax consequences of the Restated 2004 Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Restated 2004 Plan or of Awards thereunder. Because the federal income tax rules governing Awards and related payments are complex and subject to frequent change, and they depend on the Participant’s individual circumstances and the nature of the Award, Participants are advised to consult their tax advisors prior to exercise of Options or other Awards or dispositions of stock acquired pursuant to Awards.

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs need not comply with such requirements.

An optionee is not taxed on the grant or, except as described below, exercise of an ISO. The difference between the exercise price and the fair market value of the Shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax, and thus an optionee could be subject to the alternative minimum tax as a result of the exercise of an ISO. If an optionee holds the Shares acquired upon exercise of an ISO for at least two years following the Option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such Shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the Shares (which generally equals the exercise price). If an optionee disposes of Shares acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the excess of the amount realized on disposition over the optionee’s adjusted basis in the Shares (usually the exercise price) or (ii) the excess of the fair market value of the Shares on the exercise date over the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO.

An optionee is not taxed on the grant of an NQSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the Option price and the fair market value of the shares acquired on the date of exercise. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise.

A Participant is not taxed on the grant of a Stock Appreciation Right. On exercise, however, the Participant recognizes ordinary income equal to the difference between the exercise price of the Stock Appreciation Right and the fair market value of the shares subject to the Stock Appreciation Right on the date of exercise.

Participants generally are required to recognize ordinary income with respect to Incentive Stock and Incentive Stock Units equal to the fair market value of the Shares (less any amount paid to acquire the Shares) when the Shares are both received and no longer subject to vesting restrictions, except that a Participant who receives an Award of Incentive Stock that is subject to vesting restrictions and who properly makes an election under Section 83(b) of the Code (an “83(b) election”) within 30 days of receipt will recognize ordinary income based on the value of the underlying Shares (determined without regard to the vesting restrictions) on the date of initial receipt (as opposed to the date of vesting) and may treat appreciation subsequent to the date of receipt as capital gain (depending on the holding period for the Shares). Participants receiving an Award of Incentive Stock should consult their tax advisors regarding the ability and advisability of making the 83(b) election, including the limitations on claiming a loss if the Shares decline in value or are forfeited after receipt.

Certain officers and significant shareholders of the Company who are subject to Section 16(b) of the Exchange Act should consult their tax advisors regarding the effect of Section 16(b) on the amount and timing of income to be recognized in connection with an Award, including the ability and advisability of making an 83(b) election in connection with an Award.

Special rules will apply in cases where a recipient of an Award pays the exercise or purchase price of the Award or applicable withholding tax obligations under the Restated 2004 Plan by delivering previously owned Shares or by reducing the number of Shares otherwise issuable pursuant to the Award. The surrender or withholding of such Shares will in certain circumstances result in the recognition of income with respect to such Shares or a carryover basis in the Shares acquired, and may constitute a disposition for purposes of applying the ISO holding periods discussed above. The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Award, and may require the Participant to pay such taxes as a condition to exercise of an Award.

The terms of the agreements or other documents pursuant to which specific Awards are made under the Restated 2004 Plan may provide for accelerated vesting or payment of an Award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the Participant, certain amounts with respect to such Awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a Participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payments. Participants should consult their tax advisors as to whether accelerated vesting of an Award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

As described above, Awards under the Restated 2004 Plan may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve federal income tax deductions by the Company with respect to any compensation relating to an Award that is paid to a Covered Employee (as defined in Section 162). Compensation for any year that is attributable to an Award granted to a Covered Employee and that does not so qualify may not be deductible by the Company to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000.

Section 409A of the Internal Revenue Code

The principal purpose of the amendments to Section 11.7 of the Restated 2004 Plan is to prevent certain adverse tax consequences to Participants under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A governs the deferral of compensation where a director, officer or employee has a legally binding right to compensation that is payable in a future year. Section 409A imposes requirements with respect to deferral elections, payment events and payment elections. If any of the Awards become subject to Section 409A (such as through an installment payout), a Participant, who is a “specified employee” (as defined in Section 409A), may be required to wait six (6) months to receive the payment.

Shareholder Approval Requirement

Approval of the Restated 2004 Plan as described in this Proposal No. 3 will require the affirmative vote of the holders of a majority of Magnetek’s shares voted at the annual meeting either in person or by proxy.

The Board of Directors Recommends that Shareholders Vote “FOR” Approval of the Adoption of the Restated 2004 Plan.

CORPORATE GOVERNANCE PRINCIPLES

Magnetek’s Board of Directors and management are committed to operating the Company in accordance with its long-standing governance principles and sound business practices. This fundamental framework provides the foundation from which the Board and management pursue long-term strategic objectives aligned with the interests of the Company’s shareholders. Magnetek’s corporate governance principles are reviewed annually by the Nominating and Corporate Governance Committee and any proposed changes are discussed with and recommended to the full Board for approval. Magnetek’s Corporate Governance Guidelines are published on its web site at www.magnetek.com in the “Investor Relations” section, under “Corporate Governance,” and are available in print to any shareholder that requests a copy from the Vice President Legal Affairs and Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.

Board Composition and Independence

Magnetek’s Board of Directors currently consists of four members, each of whom is elected by the Company’s shareholders to serve a one-year term until the next Annual Shareholders’ Meeting, absent any unforeseen circumstances. The Corporate Governance Guidelines for Board composition encourage a breadth of experience from a variety of industries and professional backgrounds. The Nominating and Corporate Governance Committee identifies potential candidates through professional search firms and/or referrals. Candidacy for Board membership requires the final approval of the full Board, based upon the recommendation of the Nominating and Corporate Governance Committee and the Chairman of the Board. Each year, the Board proposes a slate of nominees to the shareholders, who elect the members of the Board at the Annual Shareholders’ Meeting. Shareholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting shareholder proposals set forth on page 2 of this Proxy Statement. Selected Directors are expected to meet the Company’s governance criteria as reflected in the Corporate Governance Guidelines, including demonstration of the highest personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of the Company’s shareholders. The Nominating and Corporate Governance Committee is responsible for establishing qualifications for Directors, taking into account the composition and skills of the entire Board and the needs of the Company. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively and must be prepared to serve on the Board for an extended period of time.

In accordance with the listing standards established by the NYSE, the requirements of the Sarbanes-Oxley Act of 2002, and the Company’s Corporate Governance Guidelines, the Board has determined that a substantial majority of its members are independent, non-employee Directors and has adopted criteria for establishing independence that meets or exceeds the requirements of the NYSE listing standards. The Board has determined that the following Directors are independent under the NYSE listing standards and the independence standards set forth in the Company’s Corporate Governance Guidelines: Messrs. Bloss Sr., Quain and Ms. Jorden. Under the Company’s independence standards, certain relationships were considered immaterial and, therefore, were not considered by the Board but were reported to the Nominating and Corporate Governance Committee. Applying the NYSE listing standards and the Company’s independence standards, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of the Directors deemed independent by the Board. See Relationships and Related Transactions section on page 18.

Mr. Reiland served as President and Chief Executive Officer until October 28, 2008, and was employed by the Company until January 15, 2009. Accordingly, Mr. Reiland cannot be deemed independent under the NYSE’s listing standards or the Company’s independence standards.

Each year, the Nominating and Corporate Governance Committee reviews the qualifications and independence of each existing Board member and new candidates for membership, if any, prior to making recommendations for nominations to the Board for the following year, taking into account all relevant facts, circumstances and affiliations, direct or indirect, relationships, and related person transactions that might impact a member’s independence from the Company and management. Based upon its most recent review of independence in August 2009, the Nominating and Corporate Governance Committee determined that all of the current Directors are independent under the NYSE listing standards and the Company’s Corporate Governance Guidelines, except Mr. Reiland who served as President and Chief Executive Officer until October 28, 2008 and was an employed by the Company until January 15, 2009.

Recognizing the value of long-term experience, the Company does not have a mandatory retirement policy for its Directors. The Company does, however, require non-employee Directors to offer their resignation whenever their principal employment or affiliation changes after joining the Board or whenever there is a material change in their personal circumstances. The Nominating and Corporate Governance Committee then evaluates the changed circumstance and its impact on the Board member’s ability to continue effectively contributing to the oversight of the Company’s management and makes a recommendation to the Board on whether the member should continue to serve. The final decision, based upon the Committee’s recommendation, is made by the Board.

Board Responsibilities

Board members are expected to devote sufficient time and attention to carrying out their duties and responsibilities and to ensure that their other responsibilities, including service on other boards, do not interfere with their responsibilities as a member of Magnetek’s Board of Directors. Directors are expected to prepare for and attend all Board meetings and meetings of Committees to which they are assigned. Board members also are expected to attend each Annual Shareholders’ Meeting if they are able to do so. The Company schedules Board meetings once each quarter and calls special and telephonic meetings when required. Last year, the Board held four regularly scheduled quarterly meetings, one special meeting and five telephonic meetings. All of the Directors attended  in person or participated telephonically in all of these meetings. All of the Directors attended the 2008 Annual Shareholders’ Meeting. We anticipate that all of our Directors will be in attendance at the November 5, 2009 Annual Meeting.

A master Board meeting agenda and agendas for each of the Committees are prepared each year to cover recurring items and are submitted to the Chairman of the Board and to the Committees for review and approval. Proposed meeting agendas are submitted to the Chairman of the Board and the Committee Chairmen prior to each scheduled meeting to enable the Chairmen to revise the agenda and add additional topics for discussion, as appropriate. Materials relevant to the topics to be discussed are distributed prior to meetings and Directors are expected to review the materials and prepare for meetings in advance. At each quarterly meeting, the Board participates in focused discussions of the Company’s quarterly performance and key issues affecting the Company. The Board formally reviews and discusses the Company’s business plan for the next year and its longer-term strategic objectives, as well as its succession plan, at least once a year.

Executive sessions with only independent Directors occur during each quarterly meeting, at the end of special and telephonic meetings at the discretion of the Board and at any other time deemed appropriate by the Board. The executive sessions are chaired by Mr. Quain, Chairman of the Board, who is an independent director. At least annually, the independent Directors meet formally in executive session to evaluate the Chief Executive Officer’s past year’s performance and to discuss and establish performance objectives for the next fiscal year.

All of the Directors participate in an annual evaluation of the Board’s effectiveness. Committee members also evaluate the effectiveness of the Committees on which they serve.

The Board, and each Committee, is authorized to engage independent outside financial, legal and other consultants as they deem necessary or appropriate. Directors also have full access to management. Committee responsibilities are detailed in each Committee charter.

Alignment with Shareholder Interests

Directors are expected to represent the interests of all shareholders. As described in the Director Compensation section on page 40 of this Proxy Statement, all or a substantial portion of each Director’s compensation is linked to the Company’s stock performance and to the long-term interests of the Company’s shareholders. Directors are required to accept their annual Board and Committee Chairmanship retainer fees in phantom shares of the Company’s common stock, and may elect to receive their meeting fees in phantom shares of common stock or cash. Currently, all of the Directors receive all of their compensation, including meeting fees, in phantom shares of common stock. The phantom stock is held in a rabbi trust and is not distributed until January of the year following the termination of a Director’s service on the Board. The Company does not have stock ownership requirements for its Directors because they all hold a substantial equity interest in the Company due to the requirements of the Directors’ compensation plan.

Senior management meets regularly with institutional investors and shareholders and reports to the Board on analyst and shareholder views of the Company.

Communications with the Board

Shareholders and interested parties who wish to communicate with the Board of Directors or the non-management Directors may do so in writing, addressed to the Chairman of the Board, c/o Vice President Legal Affairs, Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

The Board of Directors has instructed the Vice President Legal Affairs to distribute communications to the Chairman after determining whether the communication is appropriate for the duties and responsibilities of the Board. The Vice President Legal Affairs does not forward general surveys and mailings to solicit business, advertise products, resumes, product inquiries or complaints, sales communications or other communications that do not relate to the responsibilities of the Board.

Code of Conduct and Reporting of Ethical Concerns

Magnetek has adopted a Code of Business Conduct and Ethics applicable to all of its employees and officers, including the Chief Executive Officer, Chief Financial Officer and principal accounting officer, and Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s web site at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and in print to any shareholder who requests a copy from the Vice President Legal Affairs/Corporate Secretary of Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051. Any request for a waiver of the Code of Business Conduct and Ethics must be submitted to the Nominating and Corporate Governance Committee for approval and must be ratified by the full Board. As of the date of this Proxy Statement, no request for a waiver of the Code of Business Conduct and Ethics has ever been made.

Magnetek has established procedures for employees, shareholders, and others to communicate concerns about ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. The concern may be anonymously communicated by contacting Signius, our independent, third party call center, at 866-428-1705. The Signius representative will transcribe the content of the call, maintaining the confidentiality of the caller even if contact information is left by the caller for follow-up purposes. Upon receipt of a communication, Signius immediately emails the content of the communication to the Vice President Legal Affairs and to the Chairman of the Audit Committee. All communications remain confidential and the identity of the caller, even if disclosed to Signius, is not disclosed to the Vice President Legal Affairs or the Audit Committee Chairman.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

During fiscal 2009, Yon Jorden served as Chairman of the Compensation Committee and David A. Bloss, Sr., Dewain K. Cross, and Mitchell I. Quain served as Committee members. None of the Company’s Compensation Committee members was, during the past fiscal year, an officer or employee of the Company, nor is any member a former employee of the Company. None of the Compensation Committee members and none of the Company’s executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity and no interlocking relationship existed in fiscal 2009.

RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Corporate Governance Guidelines set forth the procedures regarding related person transactions and for determining the independence of our Directors and Committee members. The Nominating and Corporate Governance Committee is responsible for evaluating the independence of each Board and Committee member at least annually, and more often if warranted by a change of circumstances or the nomination of a new Board member. All relationships are evaluated annually by the Nominating and Corporate Governance Committee, using the criteria set forth in the Corporate Governance Guidelines, to determine whether they impact a Director’s independence. The “Corporate Governance Principles” section on page 15 of the Proxy Statement contains additional information on related persons transactions. A copy of the Corporate Governance Guidelines may be found on the Company’s web site at www.magnetek.com in the “Investor Relations” section under “Board Guidelines.” During fiscal 2009, the Company entered into an Advisory Services Agreement with David A. Bloss, Sr., a director of the Company, for the purpose of providing direction, mentoring, guidance and/or advice to the Chief Executive Officer of the Company from October 24, 2008 until August 31, 2009. The services are limited in scope and nature and the compensation payable in the form of stock options to purchase 79,165 shares of the Company’s common stock, had a grant date value of $100,000 based on the Black-Scholes Model. The stock options vest upon termination of the agreement. The Nominating and Corporate Governance Committee and the Board of Directors reviewed and evaluated the proposed Advisory Services Agreement and concluded that Mr. Bloss continues to qualify as an “independent director” under applicable provisions of the NYSE’s listing standards and the Company’s Corporate Governance Guidelines based upon the nature of the services provided and the dollar value of the compensation received by Mr. Bloss. The Company had no other related transactions in fiscal 2009 and none are currently proposed.

STANDING COMMITTEES OF THE BOARD
Audit Committee
Composition:	Separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Charter:
The Audit Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually by the Committee. A copy may be found on the Company’s web site at www.magnetek.com in the “Investor Relations” section, under “Corporate Governance,” and is available in print to any shareholder who requests it from the Vice President Legal Affairs/Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

Members:	Three independent Directors during fiscal 2009:
Dewain K. Cross, Chairman
Yon Y. Jorden
Mitchell I. Quain

All of the above Directors served on the Audit Committee during fiscal 2009 along with David A. Bloss, Sr. who was a member of the Committee until October, 2008. In fiscal 2010, Ms. Jorden became Chairman of the Audit Committee and Messrs. Quain and Bloss are serving as members of the Committee. Mr. Cross served as a Chairman and a Committee member until his death on August 24, 2009.

Independence:	Every member of the Audit Committee qualifies as independent under the Company’s independence guidelines and under guidelines established by the NYSE listing standards for Audit Committee membership.
Meetings:
During fiscal 2009, the Audit Committee held four regularly scheduled quarterly meetings, and two telephonic meetings. Each Committee member participated in the meetings that occurred during the time that he or she served on the Committee.

Self-Evaluation:	The Audit Committee performed a self-evaluation of its performance in fiscal 2009.
Experts:
The Board has determined that all of the Audit Committee members are financially literate under the NYSE Listing Standards and that Ms. Jorden qualifies as an Audit Committee financial expert within the meaning of the SEC regulations and that she has accounting or related financial management expertise as required by the NYSE listing standards.

Functions:	The following are the primary responsibilities of the Audit Committee. A more complete description of the Audit Committee’s responsibilities is set forth in the Committee Charter.

  Appoints or replaces the independent registered public accounting firm and pre-approves all auditing services and engagement fees and terms and all non-audit services provided by the indpendent registered public accounting firm, except for non-audit services that fall within the de minimus exception set forth in Section 10A of the Exchange Act, and monitors disclosure of the pre-approval of non-audit services in the Company's periodic reports.

  Assesses and ensures the independence, qualifications and performance of the independent registered public accounting firm, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company's internal auditors.

  Reviews and discusses with management and the independent registered public accounting firm (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent registered public accounting firm and the Company’s response to the letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent registered public accounting firm activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases using “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts.

  At least annually, obtains the independent registered public accounting firm written statement concerning any non-audit relationships between the auditor and the Company and assesses the independence of the outside auditor as required under the Public Company Accounting Oversight Board’s applicable requirements and obtains the report regarding the auditor’s internal quality-control procedures and any material issues raised by the most recent quality-control review or peer review of the firm, and any steps taken to resolve any such issues.

  Reviews and discusses with management and the independent registered public accounting firm the Company’s quarterly and annual audited financial statements, including matters required to be discussed pursuant to any relevant Statement on Auditing Standards.

  Meets with the independent registered public accounting firm to review and approve its annual scope of audit and meets without management present to review and to discuss management’s response to findings.

  Reviews the adequacy of the Company’s internal audit plan, responsibilities, budget and staffing, including the appointment, reassignment or dismissal of the director of internal audit and reviews findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

Meets with the internal auditor to review and approve the annual scope of audit and meets without management present to discuss management’s response to findings.

  Establishes and monitors the implementation of procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  Reviews disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the  Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

  Reviews any reports of the independent registered public accounting firm mandated by Section 10A of the Exchange Act, and obtains from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

  Reviews at least annually the exceptions noted in the reports to the Audit Committee by the internal auditors and the independent registered public accounting firm and the progress made in responding to the exceptions.

  Reviews and discusses with management the Company’s material contingent liabilities and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Prepares the report required by the rules of the SEC to be included in the Company’s annual Proxy Statement.

Compensation Committee
Structure:	Separately designated committee of independent Directors.
Charter:
The Compensation Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s web site at www.magnetek.com in the “Investor Relations” section under “Corporate Governance,” and is available in print to any shareholder who requests it from the Vice President Legal Affairs and Corporate Secretary of Magnetek at the address noted above.

Members:	Four independent Directors during fiscal 2009:
Yon Y. Jorden, Chairman
David A. Bloss, Sr.
Dewain K. Cross
Mitchell I. Quain

All of the above Directors served on the Compensation Committee during fiscal 2009. In fiscal 2010, Mr. Bloss became Chairman of the Compensation Committee and Mr. Quain and Ms. Jorden are serving as members of the Committee.  Mr. Cross served as a Committee member until the date of his death.

Independence:	All of the Compensation Committee members are independent, as independence for Compensation Committee members is defined in the NYSE Listing Standards.
Meetings:
During fiscal 2009, the Compensation Committee held two regularly scheduled meeting, one special meeting and two telephonic meetings. Each of the Committee Members participated in the meetings that occurred during the time that he or she served on the Committee.

Self-evaluation:	The Compensation Committee performed a self-evaluation of its performance in fiscal 2009.
Functions:	The following are the primary responsibilities of the Compensation Committee. A more complete description of the Committee’s functions is set forth in the Committee Charter.

  Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance, and set the CEO’s compensation. Review and approve the compensation of executives based upon the CEO’s evaluation of performance and recommendations.

Review, evaluate and make recommendations to the Board on the overriding compensation strategy of the Company and periodically reassess the balance between short-term pay and long-term incentives.

  Adopt, administer, approve and ratify awards under incentive compensation and equity-based plans and make recommendations with respect to performance or operating goals for participants in the Company’s plans.

  Review and make recommendations to the Board regarding employment agreements, severance arrangements, change in control agreements for the CEO and the officers of the Company, and any special or supplemental benefits paid to the CEO and the officers.

Review and approve other large compensation expense categories such as employee benefit plans.

Nominating and Corporate Governance Committee.
Structure:	Separately designated committee of independent Directors.
Charter:
The Nominating and Corporate Governance Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s web site at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and is available in print to any shareholder who requests it from the Vice President Legal Affairs and Corporate Secretary of Magnetek at the address noted above.

Members:	Four independent Directors during fiscal 2009:
Mitchell I. Quain, Chairman
David A. Bloss, Sr.
Dewain K. Cross
Yon Y. Jorden

All of the above Directors served on the Nominating and Corporate Governance Committee during fiscal 2009. In fiscal 2010, Messrs. Quain and Bloss and Ms. Jorden are serving as members of the Committee. Mr. Cross served as a Committee member until the date of his death.

Independence:	All of the Nominating and Corporate Governance Committee members are independent, as independence for governance committee members is defined in the NYSE Listing Standards.
Meetings:
Two regularly scheduled meetings and two special meetings of the Nominating and Corporate Governance Committee were held during fiscal 2009. Each Committee member participated in the meetings that occurred during the time that he or she served on the Committee.

Self-evaluation:	The Nominating and Corporate Governance Committee performed a self-evaluation of its performance in fiscal 2009.
Functions:	The following are the primary responsibilities of the Nominating and Corporate Governance Committee. A more complete description of the Committee’s functions is set forth in the Committee Charter.

  Develops qualification criteria for Board membership and recommends nominees for Board membership. Considers nominations from shareholders that are submitted in accordance with the requirements for submission of shareholder proposals set forth on page 2 of this Proxy Statement. Screens individual candidates to determine their qualification for recommendation to become Board members in accordance with the Corporate Governance Guidelines.

  Makes recommendations from time-to-time to the Board regarding the number of members that should serve on the Board and regarding the standing committees of the Board, including their structure and annual membership.

Reviews and analyzes Board compensation and makes recommendations to the full Board for consideration.

Periodically reviews each Board member’s ownership of the Company’s common stock;
Reviews periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers.
Reviews and reassesses at least annually the adequacy of the Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommends any proposed changes to the Board for approval.

  Considers and approves any requests for waivers of the Company’s Code of Business Conduct and Ethics and oversees the Company’s compliance with disclosures of any such waivers to both the NYSE and the SEC.

Retirement Plan Committee
Structure:	Separately designated committee of Directors.
Charter:
The Retirement Plan Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s web site at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and is available in print to any shareholder who requests it from the Vice President Legal Affairs and Corporate Secretary of Magnetek at the address noted above.

Members:	Five Directors during fiscal 2009:
David P. Reiland, Chairman David A. Bloss, Sr. Dewain A. Cross Yon Y. Jorden Mitchell I. Quain

All of the above Directors served on the Retirement Plan Committee since the Committee was established in February 2009. In fiscal 2010, Messrs. Reiland, Bloss and Quain and Ms. Jorden  will remain on the Committee. Mr. Cross served as a Committee member until the date of his death.

Meetings:	One meeting of the Retirement Plan Committee was held during fiscal 2009. Each Committee member participated in the meeting that occurred during the time that he or she served on the Committee.
Functions:	The following are the primary responsibilities of the Retirement Plan Committee. A more complete description of the Retirement Plan Committee’s functions is set forth in its Charter.
Reviews investment strategy and fund performance for the Company’s Retirement Plans and related trusts and reviews issues affecting the financial condition and performance of the Retirement Plans.

  Reviews amendments and other significant issues relating to the Retirement Plans and, as deemed appropriate, makes recommendations to the Board.Reviews amendments and other significant issues relating to the Retirement Plans and, as deemed appropriate, makes recommendations to the Board.

Reviews the accounting impact and costs for the Retirement Plans.
Consults with and seeks advice from appropriate management personnel, outside consultants, auditors, actuaries, investment managers or legal counsel, as deemed appropriate by the Committee.

  Delegates administration and management of the Retirement Plans and other responsibilities to officers of the Company, key management personnel or qualified third party providers, as deemed appropriate by the Committee.

BENEFICIAL OWNERSHIP OF MAGNETEK, INC. COMMON STOCK
BY DIRECTORS, OFFICERS AND CERTAIN OTHER OWNERS

The following table shows the amount of Magnetek, Inc. common stock beneficially owned by (a) each person or group believed to own more than 5% of Magnetek’s common stock outstanding on August 21, 2009; (b) each Director, (c) each executive officer named in the Summary Compensation Table on page 35 of this Proxy Statement (hereafter referred to as “Executive Officers”), and (d) all Directors and Executive Officers as a group. The percentage amounts set forth in the table below are based on the 31,111,146 shares of common stock outstanding on August 21, 2009, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of that date.
	Number of Shares (1)	Percent (1)
Hartland Advisors, Inc. (2)	3,136,200	10.08%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202
Tontine Overseas Associates, L.L.C. (3)	2,397,500	7.71%
Tontine Capital Partners, L.P.
Tontine Capital Management , L.L.C.
Jeffrey L. Gendell
55 Railroad Avenue
Greenwich, CT 06830
GAMCO Investors, Inc. (4)	2,361,773	7.59%
Gabelli Funds, LLC
GAMCO Asset Management, Inc.
MJG Associates, Inc.
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 10580
Renaissance Technologies LLC (5)	2,265,800	7.28%
James H. Simons
800 Third Avenue
New York, NY 10022
Ironwood Investment Management, LLC (6)	2,150,844	6.91%
21 Custom House Street, Suite 240
Boston, MA 02110
Dimensional Fund Advisors LP (7)	1,978,987	6.36%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Riley Investment Partners Master Fund, LP (8)	1,925,383	6.19%
Riley Investment Management LLC
B. Riley & Co., L.L.C.
B. Riley & Co. Retirement Trust
Bryant R. Riley
11100 Santa Monica Boulevard, Suite 800
Los Angeles, CA 90025
Lloyd I. Miller, III (9)	1,568,332	5.04%
4550 Gordon Drive
Naples, FL 34102

David P. Reiland (10)	800,654	2.57%
Peter M. McCormick (11)	228,247	*
Dewain K. Cross (12)	221,640	*
Mitchell I. Quain (13)	174,550	*
Marty J. Schwenner (14)	140,167	*
Yon Y. Jorden (15)	43,750	*
Ryan D. Gile (16)	35,500	*
David A. Bloss, Sr. (17)	13,750	*
Jolene L. Shellman (18)	10,000	*
Executive Officers and Directors as a Group (9 persons) (19)	1,668,258	5.36%

*  Less than one percent

Notes:

(1)
For purposes of this table, a person is deemed to have “beneficial ownership” of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in these footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents. The Company makes no representation as to the accuracy or completeness of amounts in this table that are identified in these footnotes as being provided according to public filings by or on behalf of the beneficial shareholders in question. For purposes of this table, the addresses of the Executive Officers and the Directors shall be N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, 53051.

(2)
According to a Schedule 13G filed on February 11, 2009, Heartland Advisors, Inc. (“Heartland”), by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, as a result of his ownership interest in Heartland, have shared voting and dispositive power with respect to the shares of common stock reported in the above table. Heartland and Mr. Nasgovitz each disclaim beneficial ownership of such shares.

(3)
According to a Schedule 13G/A filed on February 13, 2009, (i) Tontine Overseas Associates, L.L.C. (“TOA”) serves as investment manager and has shared voting and dispositive power with respect to 487,300 shares of our common stock which are directly owned by Tontine Capital Overseas Master Fund, L.P. (“TCO”), (ii) Tontine Capital Partners, L.P. (“TCP”) has shared voting and dispositive powers with respect to 1,910,200 shares of our common stock, (iii) Tontine Capital Management, L.L.C. (“TCM”) has shared voting and shared dispositive power with respect to 1,910,200 shares of our common stock, and (iv) Jeffrey L. Gendell has shared voting and dispositive power with respect to 2,397,500 shares of our common stock. TCM, as the general partner of TCP, has authority to direct the affairs of TCP including disposition of proceeds from the sale of our common stock. Mr. Gendell is the managing director of TCM and TOA and in that capacity, directs their operations. TCO, as the client of TOA, has power to direct the receipt of dividends or proceeds of sale from our common stock.

(4)
According to a Schedule 13D filed on July 1, 2009, (i) Gabelli Funds, LLC (“Gabelli Funds”) has sole voting and dispositive power with respect to 650,000 shares of our common stock, (ii) GAMCO Asset Management, Inc. (“GAMCO Asset”) has sole voting power with respect to 1,253,773 shares and sole dispositive power with respect to 1,321,773 shares of our common stock, (iii) MJG Associates, Inc. (“MJG”) has sole voting and dispositive power with respect to 20,000 shares of our common stock, and (iv) Teton Advisors, Inc. (“Teton Advisors”) has sole voting and dispositive power with respect to 370,000 shares of our common stock. Mr. Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, are engaged in providing investment services and advice to various institutional and individual clients. Mr. Gabelli and the foregoing reporting persons are deemed to have beneficial ownership of certain shares of our common stock, which are beneficially owned by certain of such reporting persons. The reporting persons do not admit that they constitute a group.

(5)
According to a Schedule 13G filed on February 13, 2009, James H. Simons controls Renaissance Techologies LLC, which possesses sole voting power and sole dispositive power with respect to 2,265,800 shares of common stock reported in the above table.

(6)
According to a Schedule 13G filed on February 13, 2009, Ironwood Investment Management, LLC has sole voting and sole dispositive power with respect to the shares of common stock reported in the above table.

(7)
According to a Schedule 13G filed on February 9, 2009, Dimensional Fund Advisors, LP (“Dimensional”), furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses sole voting power with respect to 1,946,687 shares of common stock and sole dispositive power with respect to 1,978,987 shares of common stock that are owned by Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such shares.

(8)
According to a Schedule 13G filed on August 17, 2009, (i) Riley Investment Partners, L.P. (“Riley Partners”) has sole voting and dispositive power with respect to 640,366 shares of our common stock, (ii)Riley Investment Management, LLC (“Riley Investment”) has sole voting and dispositive power with respect to 1,849,419 shares of our common stock held by Riley Partners and shared voting and dispositive power with respect to 511,666 additional shares of our common stock that are held by and on behalf of Riley Investment’s investment advisory clients, (iii) B. Riley & Co., L.L.C. (“Riley Co.”) has sole voting and dispositive power with respect to 34,799 shares of our common stock, (iv) B. Riley & Co. Retirement Trust (“Riley Trust”) has sole voting and dispositive power with respect to 32,765 shares of our common stock, and (v) Bryant Riley has sole voting and dispositive power with respect to 1,925,383 shares of our common stock and has shared voting and dispositive power with respect to 511,666 shares of our common stock. Bryant Riley, who is the sole manager of Riley Investment, controls the voting and investment decisions of Riley Investment. Riley Investment has sole voting and investment power over Riley Partners. As such, Mr. Riley may be deemed to be the beneficial owner of any securities held by Riley Investment and Riley Partners. Mr. Riley is also the controlling shareholder and Chairman of Riley Co. and trustee of Riley Trust and controls voting and investment decisions for Riley’s children. Holdings of Mr. Riley, Riley Partners, Riley Investment, Riley Co., Riley Trust and Riley’s Children are presented on an aggregate basis in the above table. Mr. Riley disclaims beneficial ownership as to 511,666 shares of the Company’s common stock.

(9)
According to a Schedule 13G filed on May 28, 2009, (i) Lloyd I. Miller III has (i) shared dispositive and voting power with respect to 581,783 shares of our common stock as an investment advisor to the trustee of certain family trusts and (ii) sole dispositive and voting power with respect to 986,549 shares of our common stock as (a) a manager of a limited liability company that is the general partner of a certain limited partnership, (b) the trustee to a certain grantor retained annuity trust, and (c) an individual.

(10)
Includes 677,541 shares issuable upon exercise of options by Mr. Reiland and 5,559 shares held in the Company’s 401(k) Plan as of June 26, 2009. Also includes 39,735 shares held in a living trust, as to which Mr. Reiland disclaims beneficial ownership. Does not include 89,725 shares of phantom stock held in the DOCDIP Plan.

(11)	Includes 191,000 shares issuable upon exercise of options by Mr. McCormick and 1,596 shares held in the Company’s 401(k) Plan as of June 26, 2009.

(12)
Includes 126,250 shares issuable upon exercise of options by Mr. Cross. Does not include 113,125 shares of phantom stock held in the Amended and Restated Director and Officer Compensation and Deferral Investment Plan (“DOCDIP Plan”).

(13)
Includes 75,250 shares issuable upon exercise of options by Mr. Quain. Also includes 83,600 shares held in trusts for the benefit of Mr. Quain’s children, as to which Mr. Quain disclaims beneficial ownership. Does not include 109,124 shares of phantom stock held in the DOCDIP Plan.

(14)	Includes 116,026 shares issuable upon exercise of options by Mr. Schwenner and 3,961 shares held in the Company’s 401(k) Plan as of June 26, 2009.

(15)	Includes 33,750 shares issuable upon exercise of options by Ms. Jorden. Also includes 10,000 held in a family trust. Does not include 78,557 shares of phantom stock held in the DOCDIP Plan.

(16)	Includes 35,500 shares issuable upon exercise of options by Mr. Gile.

(17)	Includes 13,750 shares issuable upon exercise of options by Mr. Bloss. Does not include 30,090 shares of phantom stock held in the DOCDIP Plan by Mr. Bloss.

(18)	Includes 10,000 shares issuable upon exercise of options by Ms. Shellman.

(19)
Includes 1,279,068 shares issuable upon exercise of options by Executive Officers and Directors as a group as of June 26, 2009, and 11,116 shares held in the Company’s 401(k) Plan as of June 26, 2009. Also includes, for certain Executive Officers and Directors, shares held by trusts, as to which such Executive Officers and Directors disclaim beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”) is tasked with discharging the Board of Directors’ responsibilities related to oversight of the compensation of our directors and officers and ensuring that our executive compensation program meets our corporate objectives. Our executive compensation program is administered by management in accordance with the policies developed by the Committee. The discussion and analysis below is designed to assist in understanding the objectives of our executive compensation program, the different components of compensation paid to our named executive officers (“Named Officers”) and the basis for our compensation decisions. Our Named Officers in fiscal year 2009 include the following five individuals:  Peter M. McCormick, President and Chief Executive Officer (“CEO”), Marty J. Schwenner, our Vice President and Chief Financial Officer (“CFO”), two other most highly compensated executive officers other than the CEO and CFO, who were serving as executive officers at the end of fiscal 2009, Ryan D. Gile, Vice President and Corporate Controller and Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary, and our former President and Chief Executive Officer, David P. Reiland, who served as President and Chief Executive Officer until October 28, 2008, and who was employed by the Company until January 15, 2009. In addition to our Named Officers, other key employees of the Company participate in our executive compensation programs at varying levels based upon their job responsibilities and their impact on Company performance and goal achievement. This discussion and analysis should be read together with the compensation tables provided in this Proxy Statement.

Summary of Executive Compensation Program

The Committee believes that executive compensation should be directly linked to Company performance and increased shareholder value. The objectives of the Committee regarding our executive compensation program include:

Providing a competitive total compensation package that enables us to attract and retain key personnel;
Motivating performance to achieve objectives by providing short-term compensation opportunities directly linked to Company objectives;
Providing long-term compensation opportunities, primarily through equity awards, that align executive compensation with value received by our shareholders; and
Promoting ownership of our stock by our executives in order to align the goals of our executives more closely with our goals and those of our shareholders.
These objectives are implemented by the Committee through our executive compensation program, which is comprised of three primary elements:

Base salary
Short-term incentive compensation
Long-term compensation
Other secondary elements include retirement benefits, other benefits and perquisites and change of control and retention agreements.

The Committee believes that both short-term and long-term incentive compensation should reflect the performance of the Company as well as the individual contribution of each executive. Salary and bonus payments are primarily designed to reward current and past performance, recognizing that the primary goal of the Company and the Compensation Committee is to create long-term value for shareholders. The principal tool used to achieve the long-term incentive goal is the periodic grant of stock options and other equity awards to Named Officers and key employees. Equity is awarded to provide incentives for superior long-term future performance, as well as to reward exemplary past performance and as a tool for hiring and retention of Named Officers and key employees. Equity awards are directly linked to shareholders’ interests because the potential value of the awards is directly related to the price of the Company’s common stock.

The Committee believes that executive compensation should reflect the scope of the individual’s responsibilities, the Company’s performance and the contribution of each executive to the Company’s success. Market competitiveness and equitable principles are central elements of the Committee’s compensation policies. The aggregate compensation of the Company’s executives, whether cash or equity based, is evaluated by comparison to that of executives at similar-sized companies in related industries who hold the same positions or have substantially similar levels of responsibility, as well as by comparison to other executives within the Company who have comparable levels of responsibility. To evaluate the competitiveness of the Company’s compensation programs, the Committee reviews publicly disclosed compensation information of the similar-sized companies in related industries, as well as broad-based compensation surveys of other manufacturing or electronic equipment companies of similar size and performance within the same geographical regions.

The Committee has the flexibility to use these elements, along with discretionary benefits and perquisites, in proportions that will most effectively accomplish its objectives. For instance, the Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business.

In establishing compensation plans for the Company, the Committee:

Reviews with management the cost and competitiveness of our cash and other compensation policies for all of our employees;
Ensures that our compensation policies align with our corporate objectives;
Reviews the performance of our executives and all components of their compensation;
Evaluates the effectiveness of our overall executive compensation program periodically; and
Reviews and approves our stock and bonus plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder.
In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relevant to CEO compensation, evaluates our CEO’s performance in light of such goals and objectives, and sets the CEO’s compensation based on this evaluation. Our CEO reviews the performance and compensation levels of our other Named Officers and makes recommendations to our Compensation Committee for its review and approval.

The agenda for each meeting of the Compensation Committee is prepared and approved by the Chairman of the Committee in advance of the meeting. The Chairman of the Committee may, but is not required to, invite members of management to attend portions of meetings as deemed appropriate. The CEO and our Director of Corporate Human Relations typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. None of our Named Officers are members of the Committee.

Each of the elements of our executive compensation program is discussed in more detail below, along with a discussion of the specific compensation decisions that were made during fiscal 2009.

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our executives is comprised of three primary components: base salary, annual incentive compensation and long-term compensation. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program, the compensation objective or objectives that it is designed to achieve, and the characteristics of each compensation element.

Element	Purpose	Characteristics
Base salary	To attract and retain qualified executives; to provide a minimum, fixed rate of pay for an individual’s skills, experience and performance	Not at risk; eligible for annual merit increases and adjustment for changes in job scope and pay relative to market
Short-term incentives	To attract and retain qualified executives; to motivate and reward achievement of executives’ annual Company goals	At risk; annual performance-based cash or stock award; amount earned will vary based on actual results achieved relative to Company target results
Long-term incentives	To align interests of executives with shareholders; to reward stock price appreciation over time	Majority of long-term incentive compensation is performance-based; amount realized will depend upon stock price performance
Retirement benefits	To attract and retain qualified executives; to encourage long service with the Company	Both fixed and variable aspects; defined contribution amounts vary based on contributions and asset returns
Other benefits and perquisites	To attract and retain qualified executives	Not at risk; costs generally fixed
Change of Control and Retention Agreements	To attract and retain qualified executives; to provide continuity of leadership team leading up to and after a change of control (COC)	Contingent compensation; provides for continued employment upon a COC and severance benefits if an executive’s employment is terminated following a COC

The Committee believes that it is important that a significant portion of our Named Officers’ compensation is linked to our future performance in order to maximize shareholder value. Accordingly, aggregate compensation paid to our Named Officers is heavily weighted towards annual incentive and long-term compensation, both of which are at risk if we do not achieve our operating and strategic objectives. This strategy reflects our pay-for-performance philosophy. For purposes of this discussion, both the short-term incentive compensation and long-term incentive compensation related to stock option and restricted stock awards are considered at risk.

The Committee determines and approves aggregate compensation packages for our Named Officers based upon a number of factors, including the executive’s position, experience and performance (particularly over the past year, if applicable), as well as competitive market data and retention concerns. The Company’s Director of Human Relations provides assistance to the CEO and the Committee in preparing market data relevant to executive compensation programs. The Committee considers the compensation levels of executives at peer companies listed in the Proxy Statement who hold the same positions or have substantially similar levels of responsibility. The companies comprising this peer group are generally comparable in size to the Company and participate in industries comparable or closely related to those in which the Company participates. The peer group includes SatCon Technology Corporation, Flow International Corp., Gerber Scientific Inc., Hardinge Inc., Trimas Corp., Twin Disc Inc., Universal Stainless & Alloy Products Inc. and Zygo Corp. (the “Compensation Peer Group”).

     The Committee also typically reviews the following salary survey data:

Economic Research Institute Executive Compensation Assessor,
Watson Wyatt Top Management Compensation Survey, and
MRA Management Resources Association (a Wisconsin based consulting group) Executive Survey
Our CEO considers the Named Officer’s qualifications, experience, length of service, scope of responsibilities, and past performance, as well as compensation surveys and competitive pay practices in establishing compensation for our other Named Officers. The CEO also evaluates each Named Officer’s performance during the fiscal year, including accomplishments, areas of strength, and areas for development. This evaluation is based on the CEO’s knowledge of each Named Officer’s performance as well as the Named Officer’s self evaluation.

The Committee has the right to retain the services of outside consultants to assist with and make recommendations regarding executive compensation levels, practices and programs. No outside consultants were retained to provide services for our fiscal 2009 or 2010 executive compensation programs. The Committee recently requested management to work with an outside consultant for the purpose of evaluating and making recommendations regarding the Company’s executive compensation program. Hewitt Associates, LLC has been retained and will be working with management to provide such recommendations to the Committee for the fiscal 2011 executive compensation program. Additional detail regarding each pay element of our executive compensation program is presented below.

Base Salary

Base salaries are paid on a current, or cash, basis, and are reviewed annually with adjustments, if any, based upon base salary levels of the Compensation Peer Group, the recent performance of the Company, budgets for base salary expense in the Company’s operating plan, salary survey comparisons provided by outside consulting firms, the executives’ individual performance and, for Named Officers other than the CEO, the recommendation of the CEO. For fiscal 2009, the Committee reviewed the compensation history of the Named Officers at its July, 2008 meeting and compared their compensation levels with their counterparts at the peer group companies. The Committee also reviewed salary information from the benchmark compensation surveys. Based on the compensation data, the Committee concluded that the compensation packages were competitive and in line with the market, and no changes were made in the base salary of the Named Officers. In October, 2008, Mr. McCormick was named President and Chief Executive Officer of the Company, and based upon a review of compensation data, the Committee and the Board approved an increase in his base salary from $280,000 to $300,000. Also in October, 2008, the Committee and the Board approved a change in the position of Ms. Shellman, the Vice President Legal Affairs and Corporate Secretary, from part time to full time and an increase in her base salary from $135,000 to $175,000. In August, 2009, upon recommendation of the CEO and the CFO, the Committee and Board approved an increase in the base salary of Mr. Gile, the Company’s Vice President and Corporate Controller, from $140,500 to $152,500 because of additional responsibilities associated with his job position.

Due to the continuing uncertainty in the industrial sector, the economy in general and the Company’s cost reduction measures for fiscal year 2010, management implemented a base salary wage freeze for all executives and managers during fiscal year 2010. The wage freeze was discussed with the Board of Directors at its June 2009 meeting and with the Committee at its August 2009 meeting.

Short-term Incentives—Annual Compensation

Annual incentive compensation is a key component of the Committee’s pay-for-performance philosophy. The Management Incentive Compensation Plan (“MICP”) is a bonus plan that rewards eligible participants, including Named Officers and key employees, for achievement of predetermined target performance. The Committee established performance objectives for fiscal 2009 based on the fiscal 2009 annual operating plan. Further, the Committee established bonus tiers at varying levels of achievement of the operating plan objectives. The MICP terms require that we achieve minimally acceptable levels of the established objectives, referred to as the threshold levels, which are set at amounts modestly below operating plan levels. Achievement of exactly the threshold level results in no payment under the MICP. Target performance levels reflect 100% achievement of our annual operating plan and are intended to be reasonably attainable, taking into account market conditions and industry trends. Achievement of objectives above the target performance level is referred to as top tier performance. The Committee considers the top tier a significant, meaningful and realistic challenge to the management team to increase our operating results. As a result, the MICP terms allow for an additional opportunity to earn more than the target incentive award amount for top tier achievement, up to a maximum of two times the target incentive award amount in the event objectives are significantly exceeded.

The Compensation Committee does not use discretion to pay awards under the MICP that would not have otherwise been earned. The MICP does, however, allow the Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as non-recurring restructuring, severance and relocation costs) presented by management in order to assess the operating performance of continuing operations. In practice, the Committee has historically made a limited number of adjustments, which, for awards to be earned by participants during a given year, must be determined no later than the Committee’s August meeting.

MICP participants are divided into several classifications, which had target incentive award levels ranging from 7.5% to 100% of base salary in fiscal 2009. Participants’ classification is commensurate with what we believe is the relative impact a participant can have on the Company’s performance. The fiscal 2009 target annual incentive award percentages assigned to the Company’s Named Officers ranged from 35% to 100%. Earned awards, if any, are fully paid out in cash or stock after the end of the fiscal year.

Fiscal 2009 incentive objectives were tied 80% to consolidated adjusted EBITDA per the annual operating plan and 20% to consolidated plan net sales. Adjusted EBITDA is defined as operating profit plus non-cash depreciation, pension and stock compensation expenses. For fiscal 2009, the adjusted EBITDA threshold level was established at $9.6 million, the target level was $11.3 million and the maximum level was $16.7 million (150% of the target level). Payouts for achievement of adjusted EBITDA range from zero at the threshold level to the target incentive award amount at the target level (100% achievement), on a pro-rated basis.  Similarly, payouts for achievement of adjusted EBITDA from the target level to the maximum level range from the target incentive award amount to two times the target incentive award, again on a pro-rata basis.  The sales threshold for fiscal 2009 was established at $107 million (zero payment), the target performance was $112 million (100% of plan sales), and the maximum level was $135 million (120% of target level).

For fiscal 2009, the performance of the Company resulted in MICP payouts to the Named Officers at 90% of target incentive. Actual adjusted EBTIDA achievement for fiscal 2009 was 113% of plan adjusted EBITDA, resulting in a higher than target payout award for the EBITDA component of the MICP.  Actual sales for fiscal 2009 did not reach the threshold level, and as a result, there was no incentive payout award for the sales component of the MICP.

The actual award payouts for the Named Officers are presented in the Summary Compensation Table, in the column “Non-Equity Incentive Plan Compensation.”  The possible dollar range of the fiscal 2009 annual incentive awards, including threshold, target and maximum awards, by Named Officer, is presented in the Grants of Plan-Based Awards Fiscal 2009 table on page 37.

Fiscal 2010 incentive objectives were established by the Compensation Committee in September 2009.  The 2010 Management Incentive Stock Compensation Plan (“MISCP”) component of the Restated 2004 Plan focuses leadership attention on achievement of fiscal year 2010 planned adjusted EBITDA, an operating measure derived from planned earnings before interest, taxes, depreciation and amortization.  The adjusted EBITDA metric reflects a cash flow focus and is defined as the Company’s operating profit plus non-cash expenses of depreciation, pension expense, stock compensation expense and MISCP provisions recorded during fiscal year 2010.  If our shareholders approve the Restated 2004 Plan, the payout under the MISCP in fiscal 2010 will be in the form of Shares of the Company’s common stock.

Long-Term Incentives—Equity Compensation

The Compensation Committee believes that a significant component of the compensation paid to our executives over the long-term should be derived from stock-based compensation. The Committee determines the type of equity awards that are to be granted, which have historically been grants of restricted stock or stock options under our stock incentive plans. We believe that stock price appreciation and stock ownership in the Company are a valuable incentive to our executives and that grants of restricted stock and stock options to them serves to further align their interests with the interests of our shareholders as a whole and encourages our executives to manage the Company in its best long-term interests.

In fiscal 2009, management and the Committee reviewed the status of the Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. (the “Existing 2004 Plan”) and determined that several changes were required to enable the Existing 2004 Plan to meet our long-term incentive and equity compensation objectives.  See Shareholder Proposal No. 3, Approval of Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. (the “Restated 2004 Plan”), on pages 7 through 15 for a detailed discussion of the nature of and reasons for the proposed changes in the Restated 2004 Plan that were recommended by the Committee and approved by the Board of Directors on August 6, 2009, subject to approval by the shareholders at the Annual Meeting.  The proposed amendments in the Restated Plan will provide the Committee with the ability to make restricted stock grants and to grant cash, stock or a combination of cash and stock as annual incentive compensation.

Stock Options.  Stock options align executives’ interests with those of shareholders, as options only have realizable value if the share price of Magnetek stock increases relative to the grant, or exercise, price. The Compensation Committee determines, on a discretionary basis, whether to grant stock options as well as the amount of shares of common stock subject to, and the terms of, the grants, based on a key employee’s position within the Company, the recommendations of the CEO, and the competitive market data.

Historically, stock options have been granted annually. Stock options have not been granted on set dates, but rather were generally granted at the Compensation Committee’s meeting held in January of each year and more recently at the Committee’s August meeting, except in the case of our non-employee directors, new hires, promotions or other special situations.  In the past 3 years, these annual stock option awards have been granted on the terms set forth in the following paragraph.

In fiscal 2009, the Committee did not make the traditional annual grant of stock options under the Existing 2004 Plan. The only stock options granted to Named Officers in fiscal 2009 included a grant of 300,000 stock options to Peter M. McCormick in connection with his promotion to the position of President and Chief Executive Officer of the Company effective on October 31, 2008 and a grant of 50,000 stock options to Marty J. Schwenner, the Company’s Vice President and Chief Financial Officer, on October 23, 2008 in light of the CEO transition and the corresponding additional responsibilities assumed by Mr. Schwenner in his position as CFO of the Company. The stock option awards for these Named Officers are reflected in the Grants of Plan-Based Awards Fiscal 2009 table on page 37. The two stock option awards granted during fiscal 2009 have the following terms:

The exercise price of the option is the closing trading price on the grant date.
The option grants vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.
The option grant expires 10 years from the grant date.
Restricted Stock.  Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. In fiscal 2009, the Committee did not make any restricted stock grants because the Existing 2004 Plan no longer has a sufficient number of shares available for such restricted stock or other non-option awards. If shareholder approval of the Restated 2004 Plan is obtained at the Annual Meeting, the Committee intends to make restricted stock awards in fiscal 2010. The number of restricted stock shares would be based on 50% of the participant’s MISCP target percentage, divided by the closing price of the Company’s common stock on the grant date, with cliff vesting after three years, at a cost to the Company of approximately $650,000.

The aggregate amount, as determined under FAS No. 123R, recognized for purposes of our financial statements for fiscal year 2009 with respect to outstanding options and restricted stock awards granted to our Named Officers is shown in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 35. The grant date value of the options awarded to the Named Officers in fiscal year 2009, as determined under FAS No. 123R for purposes of our financial statements is shown in the “Grant Date Fair Market Value of Stock and Options Awards” column of the Grants of Plan-Based Awards Table on page 37. The ultimate value, if any, of stock option grants which will be realized is not determinable at the date of grant.

Retirement Benefits

The Company maintains the Magnetek FlexCare Plus Retirement Pension Plan (the “Retirement Plan”), a defined benefit pension plan that covers certain employees. Effective October 29, 2002, the Retirement Plan was frozen with respect to new participants and effective June 30, 2003, the Retirement Plan was frozen with respect to existing participants.

Although the Retirement Plan is a defined benefit plan, each non-union participating employee’s accrued benefit is determined by the “cash balance” credited to the employee’s retirement account prior to June 30, 2003. The accounts are maintained for bookkeeping purposes only. After June 30, 2003, the date the Retirement Plan was frozen with respect to existing participants, compensation-based account credits were discontinued.

In fiscal 2009, Messrs. McCormick, Schwenner, Gile and Reiland were entitled to pension benefits under the Retirement Plan. We provide defined benefit pensions to the above Named Officers because we provide similar benefits to most of our U.S. employees who were employed by the Company for a consecutive five year period before October 29, 2002.

All of our Named Officers participate in the Magnetek Flexcare Plus Retirement Savings Plan (the “Savings Plan”). Under the Savings Plan, a 401k tax-qualified retirement savings plan, participating employees may contribute up to 16% of base salary on a pre-tax basis and up to 10% on an after-tax basis, up to a combined total of 20% of base salary or the IRS limit, whichever is lower. The Company matches up to 50% of the first 6% of pre-tax contributions. All of our Named Officers receive this Company contribution and the amounts for fiscal 2009 are presented in the Summary Compensation Table and All Other Compensation Table on pages 35 and 36.

In addition, Named Officers designated by the Committee can participate in the Amended and Restated Director and Officer Compensation and Deferral Investment Plan (the “DOCDIP Plan”). The primary purposes of the DOCDIP Plan are (i) to provide Directors with the opportunity to defer voluntarily a portion of their Director’s Fees (as defined below), subject to the terms of the DOCDIP Plan, (ii) to provide key designated executives, including the Named Officers, with the opportunity to defer voluntarily a portion of their compensation, subject to the terms of the Plan and (iii) to encourage ownership of common stock by Directors and Named Officers and thereby align their interests more closely with the interests of the shareholders of the Company. We believe that the DOCDIP Plan enhances our ability to attract and retain qualified Directors and executives. In fiscal 2009, only Mr. Reiland was designated by the Committee as eligible to participate in the DOCDIP Plan while he was an employee of the Company. None of the other Named Officers are currently participating in the DOCDIP Plan.

Other Benefits and Perquisites

Our Named Officers also either participate or are eligible to participate in our other benefit plans and programs on the same terms as other employees. In addition to the retirement plans described above, these plans include our medical and dental insurance, term life insurance, short-term disability insurance, long-term disability insurance and paid time-off plan. In addition, we provide certain of our Named Officers with perquisites that we believe are reasonable and competitive, and help us to hire and retain qualified executives. The value of other benefits and perquisites, in total and itemized, provided by the Company to the Named Officers in fiscal year 2009 are presented in the Summary Compensation Table and All Other Compensation Table on pages 35 and 36.

Employment, Change of Control and Other Agreements

We have change of control agreements with two of our Named Officers, Mr. McCormick and Mr. Schwenner that provide for the payment of severance benefits upon change of control, provided the Named Officer is terminated within a two-year period of time following such change of control. Severance payments made to these Named Officers, when they are terminated without cause generally include (i) payment of one and one-half times the sum of their annual salary and the amount of their target bonus for the year, (ii) immediate vesting of all unvested stock options which then become exercisable for one year; (iii) immediate vesting of all unvested restricted stock which becomes free of all contractual restrictions; (iv) continued health coverage for 18 months or until he or she receives benefits from another employer; and (v) outplacement services not in excess of 17% of the Named Officer’s annual base salary.

    In fiscal 2009, the Board of Directors, upon recommendation of the Compensation Committee, approved a form of retention agreement for certain vice president level officers of the Company, including any elected or appointed vice president. The retention agreement provides for the payment of severance benefits upon a change of control within a one-year period after the change of control. Severance payments made to these officers, when their employment is terminated without cause, generally include: (i) payment of one year’s salary and the target bonus for the fiscal year in progress, (ii) continuation of health benefits for six months, (iii) immediate vesting of all outstanding stock options and restricted stock awards, with a one year exercise period for vested options, and (iv) outplacement services having a cost to the Company of not more than 10% of the vice president’s annual base salary. The Company entered into retention agreements with two Named Officers, Ryan D. Gile and Jolene L. Shellman, during fiscal 2009. The vice president retention agreements do not include an excise tax gross up provision.

We believe these agreements are a fair reward for hard work and value creation, assist us in retaining these executives, and provide incentives for them to remain with us during periods of uncertainty at the end of which such executives may not be retained. The Named Officers with change of control agreements or retention agreements, as well as the value of potential payments upon a change in control, and the amount of excise tax gross up, if any, are presented in the Change in Control Table on page 40. The change of control agreements and retention agreements do not provide benefits if employment is terminated for cause, death or disability or if employment is voluntarily terminated by the Named Officer or other vice president without good reason as defined in the change of control agreements and retention agreements. The definition of change of control for both types of agreements includes any event described as a change of control in the Existing 2004 Plan and any event which results in the Board of Directors ceasing to have at least a majority of its members be continuing directors.

In October 2008, the Board of Directors, upon recommendation of the Company’s Compensation Committee, approved a separation agreement for Mr. Reiland in recognition of his years of loyal service to the Company and to provide an incentive for him to assist in the transition process and to make other promises contained in the agreement.  The Compensation Committee believes that the agreement was appropriate, reasonable and comparable to benefits that had been historically provided by the Company and the benefits provided by other public companies. The agreement provided for (i) continuation of salary and benefits to the January 15, 2009 date of termination of his employment, (ii) payment of a $350,000 severance amount and $350,000 target bonus, (iii) eligibility to receive pro-rata share of any payment under 2009 MICP Plan, (iv) crediting and deferral of remaining bonus payments under his Incentive Bonus Agreement, (v) accelerated vesting of unvested options and right to exercise all vested unexpired options until January 15, 2011, (vi) vesting of restricted stock awards on January 1, 2009, and (vii) continuation of health benefit coverage for one year after January 15, 2009 provided he elected COBRA coverage and paid the employee portion of the monthly premiums. The agreement also contained mutual releases and certain restrictive covenants, including confidentiality and non solicitation obligations and a covenant not to sue.

Stock Ownership Guidelines

We do not have formal guidelines for the level of stock ownership in our Company by our Named Officers and Directors. The Company will continue to periodically review best practices and re-evaluate its position with respect to stock ownership guidelines.

Tax Policy

Section 162(m) of the Internal Revenue Code limits our deductibility of cash compensation in excess of $1 million paid to the CEO and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. Total cash compensation is within $1 million for all Named Officers for fiscal 2009 and therefore all compensation should be deductible by us. The Compensation Committee has considered and will continue to consider deductibility in structuring compensation arrangements. However, the Committee retains discretion to provide compensation arrangements that it believes are consistent with the goals described above and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

Our incentive bonuses are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, we should be allowed to deduct compensation related to incentive bonuses.

If payments to any of our Named Officers under the change of control agreements are determined to be “excess parachute payments” under section 280G of the Internal Revenue Code and are subject to an excise tax, we will pay the affected Named Officer’s excise tax, and make needed gross up payments, so that the Named Officer is in the same position he or she would have been in had the excise tax not been assessed. The excise tax is sometimes assessed on payments made to certain individuals in connection with a change in control of the Company, when the payments are unusually large when compared with the individual’s historic pay. The tax can be assessed on accelerated vesting of equity awards, and on certain severance payments made to the individual if the individual is terminated after a change in control. If we undergo a change in control at a share value high enough to subject our Named Officers to this excise tax, then our Named Officers have acted in the best interests of our shareholders, possibly at their own personal expense. We have agreed to gross up our Named Officers for any such exercise taxes because we believe the Named Officers should be entitled to the full economic benefit of the payments they would otherwise receive, even though we would not be able to take a tax deduction on those gross up payments. The retention agreements entered into by the Company in fiscal 2009 with Ms. Shellman and Mr. Gile do not include any such gross-up provision for the payment of excise taxes.

EXECUTIVE COMPENSATION
The information regarding the Company’s Named Officers is included in Part I, Item I, under the caption “Supplementary Information—Executive Officers of the Company” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009 and is hereby incorporated by reference into this Proxy Statement.

SUMMARY COMPENSATION TABLE
The table below summarizes information concerning compensation for fiscal 2009 of those persons who were at June 28, 2009; (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our other Named Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation on Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Peter M. McCormick President and Chief Executive Officer (a)	2009	$294,808		$0		$106,736	$92,933	$247,146	$3,789	$23,264	$768,676
	2008	$280,000		$0		$130,342	$9,203	$136,800	$5,315	$18,817	$580,477
	2007	$275,000		$0		$88,842	$0	$81,211	$5,020	$28,189	$478,262
Marty J. Schwenner Vice President and Chief Financial Officer	2009	$235,000		$0		$58,034	$33,905	$158,398	$4,637	$23,073	$513,047
	2008	$230,000		$0		$70,350	$9,203	$112,800	$6,503	$38,487	$467,343
	2007	$220,604		$0		$47,524	$0	$66,445	$6,143	$104,364	$445,080
Ryan D. Gile Vice President and Corporate Controller	2009	$140,500		$0		$28,873	$5,525	$44,194	$260	$20,197	$239,549
	2008	$135,500		$0		$24,144	$2,301	$30,352	$365	$15,891	$208,553
	2007	$127,937		$12,084		$10,375	$0	$17,916	$345	$15,332	$183,989
Jolene L. Shellman Vice President Legal Affairs and Corporate Secretary	2009	$175,000	(7)	$0		$8,123	$18,313	$55,046	N/A	$14,906	$271,388
	2008	$135,000		$33,750		$3,394	$15,088	$30,240	N/A	$11,554	$229,026
	2007	$67,500		$31,803		$0	$3,770	$9,302	N/A	$5,074	$117,449
David P. Reiland Former President and Chief Executive Officer (b)	2009	$193,846		$402,500	(1)	$23,736	$158,393	$170,381	$10,905	$366,978	$1,326,739	(8)
	2008	$345,000		$124,500		$47,342	$18,407	$224,000	$16,043	$19,896	$795,188
	2007	$340,000		$62,250		$47,341	$0	$133,875	$15,069	$29,205	$627,740

(a)	Served as Executive Vice President and Chief Operating Officer until he became President and Chief Executive Officer on October 28, 2008.
(b)	No longer employed by the Company as of January 15, 2009, and no longer serving as the President and Chief Executive Officer as of October 28, 2008.
(1)
Reflects the $350,000 cash target bonus amount and the $52,500 incentive bonus amount paid pursuant to a separation agreement between the Company and Mr. Reiland as discussed on page 34. Mr. Reiland previously elected to convert the $52,500 incentive bonus payment to phantom shares of Company common stock and defer receipt of the phantom shares pursuant to the DOCDIP; the amount is reflected as FAS 123R expense during 2009. Refer to the Grant of Plan Based Awards Fiscal 2009 on page 37 where this phantom stock award is reported.

(2)
Reflects the FAS 123R share-based compensation expense during 2009 for outstanding restricted stock awards as to which the restrictions have not lapsed. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 28, 2009 for a discussion of assumptions made in valuation of share-based compensation. The restrictions on restricted stock awards lapse at varying dates, including January 5, 2010 or January 30, 2012.

(3)
Reflects the FAS 123R share-based compensation expense during 2009 for outstanding stock option awards. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 28, 2009 for a discussion of assumptions made in valuation of share-based compensation. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(4)	Consists of cash awards made under the Company’s Management Incentive Compensation Plan. The amount is based on performance during the fiscal year but is not paid until the following fiscal year.
(5)	Consists of the change in the actuarial present value of the individual’s benefit, including interest earnings, under the Company’s defined benefit pension plan from June 29, 2008 to June 28, 2009.
(6)	Consists of compensation included in the All Other Compensation Table which follows this table.
(7)	Includes cash salary payment of $12,115 to reflect change in Ms. Shellman’s position from part-time to full-time, effective as of beginning of fiscal 2009.
(8)
Following termination of his employment with the Company on January 15, 2009, Mr. Reiland was eligible for and began receiving compensation as a non-employee Director of the Company.  His Director compensation is reflected in the Director Compensation Table for Fiscal Year 2009 on page 41, and includes meeting and retainer fees deferred under the DOCDIP Plan and payable as phantom shares of common stock valued at $22,481 and an amount of $2,056 for stock option awards.

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan (1)	Insurance Premiums (2)	Relocation Expenses	Tax Planning and Uncovered Medical Costs	Other (3)		Total
Peter M. McCormick	2009	$5,750	$16,989	$0	$0	$525		$23,264
	2008	$6,651	$11,656	$0	$0	$510		$18,817
	2007	$6,657	$11,082	$0	$10,000	$450		$23,189
Marty J. Schwenner	2009	$7,413	$15,660	$0	$0	$0		$23,073
	2008	$7,413	$11,394	$19,680	$0	$0		$23,487
	2007	$7,218	$10,978	$75,862	$10,000	$306		$104,364
Ryan D. Gile	2009	$5,126	$14,546	$0	$0	$525		$20,197
	2008	$4,965	$10,926	$0	$0	$0		$15,891
	2007	$4,550	$10,782	$0	$0	$0		$15,332
Jolene L. Shellman	2009	$4,122	$10,784	$0	$0	$0		$14,906
	2008	$3,882	$7,672	$0	$0	$0		$11,554
	2007	$1,402	$3,672	$0	$0	$0		$5,074
David P. Reiland	2009	$2,215	$14,763	$0	$0	$350,000	(4)	$366,978
	2008	$7,600	$11,996	$0	$0	$300		$19,896
	2007	$7,746	$11,218	$0	$10,000	$241		$29,205

(1)	Consists of contributions made by the Company during fiscal 2009 under the Magnetek Flexcare Plus Retirement Savings Plan (401k plan).
(2)	Includes amounts paid by the Company for medical, term life and long-term disability insurance.
(3)
Includes club membership dues for Mr. McCormick and Mr. Gile. Mr. Reiland is entitled to use a club membership owned by the Company, but all monthly dues and expenses are paid by Mr. Reiland and are not reimbursed by the Company.

(4)	Includes severance amount paid pursuant to a separation agreement between the Company and Mr. Reiland as discussed on page 34.

GRANTS OF PLAN-BASED AWARDS FISCAL 2009

The following table sets forth the awards, if any, under the Company’s MICP and under the Existing 2004 Plan (stock options and restricted stock) during fiscal 2009.

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Peter M. McCormick	10/23/08	$0	$276,000	$552,000	0		300,000	$ 2.30	$ 417,030	(2)
Marty J. Schwenner	10/23/08	$0	$176,250	$353,500	0		50,000	$ 2.30	$ 69,505	(2)
Jolene L. Shellman	N/A	$0	$61,250	$122,500	0		0	$ 0.00	$ 0
Ryan D. Gile	N/A	$0	$49,175	$98,350	0		0	$ 0.00	$ 0
David P. Reiland	N/A	$0	$189,583	$189,583	25,000	(3)	0	$ 2.10	$ 52,500	(3)

(1)
Reflects the range of possible payments under the MICP for fiscal year 2009. No incentive award is paid if the sales or EBITDA objective is at or below the threshold level.  See pages 30 and 31 for a detailed discussion of the MICP objectives and results during fiscal 2009.

(2)
Reflects the FAS 123R expense over the life of the stock option award. The stock option grants were made under the Existing 2004 Plan. The exercise price is based on the market closing price on the date of the grant. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(3)
Reflects amount paid pursuant to a separation agreement between the Company and Mr. Reiland; Mr. Reiland previously elected to convert the incentive bonus to phantom shares of common stock and defer receipt of the phantom shares pursuant to the DOCDIP Plan; the amount is reflected as a FAS 123R expense during fiscal 2009. See Director Compensation Table and narrative on pages 40 and 41 for stock option awards received by Mr. Reiland in fiscal 2009 under the 1997 Non-Employee Director Stock Option Plan for his services as a director.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table sets forth the stock option awards previously granted to the Named Officers which were outstanding at the end of fiscal year 2009 either due to the award not yet being vested or due to the Named Officer’s decision not to exercise vested awards. The table also sets forth restricted stock awards previously granted to the Named Officers for which the restrictions have not yet lapsed.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Peter M. McCormick	9,000	0		$8.94	08/25/09	50,000	(3)	$68,500
	2,000	0		$9.13	09/14/09
	15,000	0		$7.97	07/26/10
	25,000	0		$10.81	07/27/11
	40,000	0		$6.72	07/25/12
	35,000	0		$5.15	12/23/12
	30,000	0		$4.00	07/30/13
	25,000	0		$6.70	01/28/14
	10,000	30,000	(7)	$3.61	01/30/18
	0	300,000	(8)	$2.30	10/31/18
Marty J. Schwenner	9,000	0		$8.94	08/25/09	27,500	(4)	$37,675
	3,000	0		$9.13	09/14/09
	5,000	0		$7.97	07/26/10
	15,000	0		$10.81	07/27/11
	4,026	0		$11.95	04/01/12
	20,000	0		$6.72	07/25/12
	10,000	0		$3.35	02/21/13
	30,000	0		$4.00	07/30/13
	10,000	0		$7.55	7/7/2014
	10,000	30,000	(7)	$3.61	01/30/18
	0	50,000	(8)	$2.30	10/23/18
Ryan D. Gile	12,000	0		$6.72	07/25/12	21,500	(5)	$29,455
	10,000	0		$6.70	01/28/14
	11,000	0		$8.00	07/01/14
	2,500	7,500	(7)	$3.61	01/30/18
Jolene L. Shellman	7,500	7,500	(9)	$5.31	01/24/17	9,000	(6)	$12,330
	2,500	7,500	(7)	$3.61	01/30/18
David P. Reiland	8,469	0		$11.31	07/23/09	0		$0
	100,000	0		$8.94	08/25/09
	25,000	0		$7.97	07/26/10
	50,000	0		$10.81	01/15/11
	11,250	0		$8.95	01/15/11
	13,125	0		$9.01	01/15/11
	11,766	0		$11.95	01/15/11
	65,000	0		$6.72	01/15/11
	21,400	0		$5.15	01/15/11
	300,000	0		$4.00	01/15/11
	80,000	0		$3.61	01/15/11

(1)	All options in the column are vested.
(2)	The Market Value of shares or units of stock that have not vested per the table above is based on the closing trading price ($1.37) of the Company’s common stock at June 26, 2009.
(3)	Restrictions lapse and vesting occurs as to 50,000 shares on January 5, 2010.
(4)	Restrictions lapse and vesting occurs as to 27,500 shares on January 5, 2010.
(5)	Restrictions lapse and vesting occurs as to 12,500 shares on January 5, 2010 and on January 30, 2012 as to remaining 9,000 shares.
(6)	Restrictions lapse and vesting occurs as to 9,000 shares on January 30, 2012.
(7)	Options vest 25% on each anniversary date of grant and are fully vested on January 30, 2012.
(8)	Options vest 25% on each anniversary date of grant and are fully vested on October 31, 2012 for Mr. McCormick and on October 23, 2012 for Mr. Schwenner.
(9)	Options vest 25% on each anniversary date of grant and are fully vested on January 24, 2011.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009

The table includes information related to options exercised by the Named Officers during fiscal year 2009 and the number and value of stock awards vested at the end of the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Peter M. McCormick	0	$0	57,500	$138,000
Marty J. Schwenner	0	$0	30,000	$72,000
Jolene L. Shellman	0	$0	0	$0
Ryan D. Gile	5,000	$22,490	0	$0
David P. Reiland	0	$0	57,500	$138,000

PENSION BENEFITS FOR FISCAL YEAR 2009

The following table sets forth information with respect to the Company’s defined benefit pension plan as of July 1, 2009.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Monthly Normal Retirement Benefit ($)	Payments During Last Fiscal Year ($)
Peter M. McCormick	12	$119,453	$1,621	$0
Marty J. Schwenner	15	$146,159	$2,030	$0
Ryan D. Gile	3	$8,209	$161	$0
Jolene L. Shellman	N/A	N/A	N/A	N/A
David P. Reiland	18	$364,550	$3,829	$0

The Company’s defined benefit pension plan was frozen in June 2003. As a result, no contribution credits have been accrued to participants’ individual accounts, rather, the accounts are credited annually with interest income. Ms. Shellman’s employment began after the plan was frozen and therefore she does not participate in the plan.

Interest on the cash balance accounts is assumed to continue at the October, 2008 30-year treasury rate of 4.17%, resulting in lower projected benefits than at July 1, 2008.

The lump sum amounts in the Present Value of Accumulated Benefit column of the table were calculated using the current interest rates for determining lump sums under the plan (5.44%/5.95%/5.41%). Only David P. Reiland is currently eligible for a lump sum payment as of July 1, 2009 because he is the only participant listed above that has reached retirement age under the plan as of July 1, 2009.

EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL AGREEMENTS
AND ARRANGEMENTS FOR FISCAL YEAR 2009

The following table presents the estimated payouts that would be made upon a change in control coupled with a Named Officer’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of June 26, 2009. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The benefits are paid in cash in a single lump sum payment within five days of the Named Officer’s termination date. The actual amount of severance benefits, including excise tax gross-ups (if any), will depend upon the Named Officers’ pay, the terms of change in control transaction and the subsequent impact on the executive’s employment. See pages 33 and 34 for a more detailed description of the terms of the Company’s change of control agreements with Messrs. McCormick and Schwenner and retention agreements with Ms. Shellman and Mr. Gile.

Name	Base Salary		Annual Incentive Based Compensation (2)		Stock Options (3)	Restricted Stock Awards (4)	Excise Tax Gross-Ups (5)	Benefits (6)		Total
Peter M. McCormick	$450,000	(1)	$450,000	(1)	$0	$68,500	$0	$28,364	(6)	$996,864
Marty J. Schwenner	$352,500	(1)	$264,375	(1)	$0	$37,675	$0	$28,364	(6)	$682,914
Jolene L. Shellman	$175,000	(2)	$61,250	(2)	$0	$12,330	N/A	$6,455	(7)	$255,035
Ryan D. Gile	$140,500	(2)	$49,175	(2)	$0	$29,455	N/A	$9,455	(7)	$228,585

(1)	Represents 1.5 times the Officer’s base salary and target bonuses of June 26, 2009.
(2)	Represents 1.0 times the Officer’s base salary and target bonus as of June 26, 2009.
(3)	Calculation is based on the closing trading price ($1.37) of the Company’s common stock at June 26, 2009; the amount is zero because all of the Named Officers’ stock options were out of the money.
(4)	Calculation is based on the closing trading price ($1.37) of the Company’s common stock at June 26, 2009.
(5)
Based on the applicable provisions of the Internal Revenue Code, no amount would be payable for excise and related income taxes owed on severance-related payments under the change of control agreements with Mr. McCormick and Mr. Schwenner following a change in control and termination of employment, as of June 26, 2009. The retention agreements with Mr. Gile and Ms. Shellman do not contain a gross-up provision.

(6)	Estimated amount of medical insurance premiums to be provided for 18 months following change of control.
(7)	Estimated amount of medical insurance premiums to be provided for 6 months following change of control.

Separation amounts paid in fiscal year 2009: During fiscal 2009, Mr. Reiland received $890,670 in connection with his employment and the termination of employment with the Company. See page 34 for a description of the terms and provisions of his separation agreement.

DIRECTOR COMPENSATION

During fiscal 2009, the independent non-employee Directors received the compensation reflected below in the table.  Other than as described in this paragraph, none of the Directors received any other compensation from Magnetek, except for reimbursement of reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board and Committee duties. On October 24, 2008, Mr. Bloss received a grant of non-qualified stock options to purchase 79,165 shares of the Company’s common stock, with a grant date value of $100,000 as determined using the Black-Scholes Model, as consideration for services provided under an Advisory Services Agreement, which agreement was terminated and the stock options vested on August 31, 2009. Mr. Reiland was compensated as an employee of the Company until the termination of his employment as of January 15, 2009, and thereafter he received compensation as a director for the remainder of fiscal year 2009.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
David A. Bloss, Sr.	$0	$57,000	$97,096	$0	$154,096
Dewain K. Cross	$0	$71,000	$22,350	$0	$93,350
Yon Y. Jorden	$0	$63,000	$22,350	$0	$85,350
Mitchell I. Quain	$0	$63,000	$22,350	$0	$85,350
David P. Reiland	$0	$22,481	$2,056	$0	$24,537

(1)
Reflects the FAS 123R share-based compensation expense during 2009 for outstanding phantom shares of common stock received in lieu of retainer and meeting fees. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 28, 2009, for a discussion of assumptions made in valuation of share-based compensation.

(2)
Reflects the FAS 123R share-based compensation expense during 2009 for outstanding stock option awards. See Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 28, 2009, for a discussion of assumptions made in valuation of share-based compensation. The options expire ten years from the grant date and vest in 50% increments annually beginning on the first anniversary of the grant date, continuing until the second anniversary.

Form of Payment of Board Fees.  Under the terms of the Magnetek, Inc. Amended and Restated Director and Officer Compensation and Deferral Investment Plan (the “DOCDIP Plan”), Directors are required to receive phantom shares of Magnetek’s common stock in lieu of cash for their annual retainer for Board membership and Chairmanship fees. The phantom shares are held in a rabbi trust until January of the calendar year after the Director’s services on the Board of Directors terminates. One phantom share equates to one share of Company common stock. A Director may elect to receive payment of meeting fees in quarterly cash payments or in shares of phantom stock, provided the Director timely elects to defer the meeting fees in accordance with the requirements of Section 409A of the Internal Revenue Code, as amended. The annual retainer, chairmanship fees and meeting fees are paid quarterly at the end of each calendar quarter. Currently, all directors have elected to receive payment of all meeting fees in phantom shares of common stock.

The number of shares of Magnetek’s common stock to be issued to Directors in lieu of cash on each payment date is equal to (i) the amount of the cash retainer fees or cash meeting fees payable to each Director at the rates then in effect divided by (ii) the fair market value of Magnetek’s common stock as determined on the payment date. No fractional shares may be granted under the Plan. Instead, the cash remainder will be paid to the participant.

In fiscal 2009 the annual retainer fee for independent, non-employee Directors was $35,000; the annual retainer for Committee Chairmanship (except Audit Committee Chairmanship) was $4,000; the annual retainer for Audit Committee Chairmanship was $12,000; the attendance fee for each Board meeting was $1,500; the attendance fee for each Committee meeting was $1,000; and the attendance fee for telephonic Board and Committee meetings was $500.

    Equity Awards.  Under Magnetek’s 1997 Non-Employee Director Stock Option Plan (the “DSOP Plan”), as amended, each “qualifying” Director (any Director of Magnetek who on the date of the grant is a member of the Board of Directors and is neither an officer nor an employee of Magnetek or any of its subsidiaries) is automatically granted annually, on the last business day of the Company’s fiscal year, a non-qualified option to purchase 7,500 shares of Magnetek’s common stock. The per share exercise price of the option is the fair market value of a share of Magnetek’s common stock on the date of the grant, and the option term is ten years. In fiscal year 2009, each Director who served on the Board as of June 26, 2009 received stock options to purchase 7,500 shares at a strike price of $1.40, which was the fair market value of the Company’s stock on June 26. Fifty percent of the options granted vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date. On January 16, 2009, Mr. Reiland received an automatic grant of stock options in the amount of 7,500 shares at the time he became a Non-Employee Director as provided in the DSOP Plan. The exercise price for the stock option grant is $2.11, with vesting of 50% one year from the date of grant and vesting of the remaining 50% two years from the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in this Proxy Statement for the 2009 Annual Meeting. In reliance on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2009 Annual Meeting for filing with the Securities and Exchange Commission.

This report is submitted by the Compensation Committee:

David A. Bloss, Sr. (Chairman)
Yon Y. Jorden
Mitchell I. Quain

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 28, 2009 with Magnetek’s management, its internal auditors, and with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm. Both management and representatives of the independent registered public accounting firm represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. In connection with the Committee’s review of the financial statements, the Committee considered and discussed the quality of the financial reporting and disclosures, management’s assessment of the Company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting. As required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), the Committee also discussed and reviewed with Ernst & Young LLP critical accounting policies and practices, internal controls, and the scope of audits performed by Ernst & Young LLP, as well as matters relating to Ernst & Young LLP’s judgment about the quality and acceptability of the Company’s accounting principles as applied in its financial reporting. The Committee relies, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm.

The Committee met independently with representatives of Ernst & Young LLP to review and discuss their independence from management and the Company, and received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

The Committee has further reviewed all fees paid to Ernst & Young LLP during the fiscal year and has considered the compatibility of Ernst & Young LLP’s performance of non-audit services with the maintenance of Ernst & Young LLP’s independence as the Company’s public accounting firm.

Based on the above-mentioned review and discussions with management and the accountants, the Audit Committee recommended to the Board that the audited financial statements be included in Magnetek’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009 for filing with the SEC.

Yon Y. Jorden (Chairman)
David A. Bloss, Sr.
Mitchell I. Quain

SECTION 16(a) BENEFICIAL OWNERSHIP
 REPORTING COMPLIANCE

Based solely upon a review of the forms filed with the SEC by Magnetek’s officers and Directors regarding their ownership of and transactions in the Company’s common stock and upon written representations from the officers and Directors that no additional forms were required, the Company believes that during fiscal 2009 each officer and Director complied with the Section 16(a) filing requirements of the Securities and Exchange Act of 1934.

EXHIBIT A

SECOND AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
OF MAGNETEK, INC.

(APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 6, 2009 AND SUBJECT
TO SHAREHOLDER APPROVAL AT THE 2009 ANNUAL MEETING)

SECOND AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
OF MAGNETEK, INC.
NOVEMBER 5, 2009

SECTION 1
PURPOSE OF PLAN

The purpose of this 2004 Stock Incentive Plan of Magnetek, Inc. (this “Plan”) is to enable Magnetek, Inc., a Delaware corporation (the “Company”), to attract, retain and motivate its officers, employees and consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

SECTION 2
ADMINISTRATION OF PLAN

2.1           Composition of Committee.  Subject to Section 2.4, this Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors, provided, however, that (a) with respect to any Award (as defined in Section 5.1) that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the term “Committee” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (b) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the term “Committee” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Code Section 162(m). The Board of Directors shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

2.2           Powers of the Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(a)           to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, for purposes of this Plan (i) the term “fair market value” shall mean, as of any date, the closing price for a Share (as defined in Section 3.1) reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which Shares are then listed or quoted) or, if no Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which Shares traded on the New York Stock Exchange (or such other stock exchange or quotation system); and (ii) the term “Company” shall mean the Company and its subsidiaries and affiliates, unless the context otherwise requires;

(b)           to determine which persons are Eligible Persons (as defined in Section 4), to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(c)           to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

(d)           to establish and verify the extent of satisfaction of any performance goals applicable to Awards; to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical); provided, however, that the Committee shall not take any action or fail to take any action with respect to the operation of the Plan or any documents evidencing Awards that would cause all or part of the payment under any Award to be subject to the additional tax under Code Section 409A.

(e)           to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(f)           to determine whether, and the extent to which, adjustments are required pursuant toSection 12;

(g)           to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; and

(h)           to make all other determinations deemed necessary or advisable for the administration of this Plan.

2.3           Determinations of the Committee.  All decisions, determinations and interpretations by the Committee regarding this Plan, any rules and regulations adopted hereunder and any Award granted hereunder shall be final and binding on all Eligible Persons and Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

2.4           Authority of the Board of Directors.  The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof.

SECTION 3
STOCK SUBJECT TO PLAN

3.1           Aggregate Limits.  Subject to adjustment as provided in Section 12, at any time, the aggregate number of shares of the Company’s Common Stock, $.01 par value (“Shares”), issued and issuable pursuant to all Awards (including all ISOs (as defined in Section 5.1(a)) granted under this Plan shall not exceed 3,350,000. For the purposes of computing how many Shares remain available for Awards under the Plan, each Share issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit set forth in the previous sentence as 1.14 Shares for every one Share issued in connection with such Award. Any Share issued in connection with the exercise of an Option or a Stock Appreciation Right shall be counted against the Shares available for grant as one Share. The Shares subject to this Plan may be either reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

3.2           Code Section 162(m) Limits.  The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one individual shall not exceed 500,000. The aggregate number of Shares issued or issuable under all Awards granted under this Plan, other than Options or Stock Appreciation Rights, during any calendar year to any one individual shall not exceed 100,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 12 only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m). The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Code Section 162(m).

3.3           Issuance of Shares.  For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and shall not include Shares subject to Awards that have been canceled, expired or forfeited or Shares subject to Awards that have been used in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award.

SECTION 4
PERSONS ELIGIBLE UNDER PLAN

Any person who is an officer, employee or consultant of the Company as determined, in its discretion and for purposes only of this Plan, by the Committee (an “Eligible Person”), shall be eligible to be considered for the grant of Awards hereunder. A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 9.1.

SECTION 5
PLAN AWARDS

5.1           Award Types.  The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Persons and to confer certain benefits on them. The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan: Options, Stock Appreciation Rights, Incentive Bonuses, Incentive Stock and Incentive Stock Units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

(a)           Options. An “Option” is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or terms and conditions or other document evidencing the Award (the “Option Document”). Options intended to qualify as “incentive stock options” as such term is defined under Code Section 422 (“ISOs”) and Options not intended to qualify as ISOs (“Nonqualified Options”) may be granted under Section 6.

(b)           Stock Appreciation Rights.  A “Stock Appreciation Right” is a right granted under Section 7 to receive all or some portion of the increase in the value of the Shares on such terms and conditions as are specified in the agreement or other document evidencing the Award (the “SAR Document”).

(c)           Incentive Bonus.  An “Incentive Bonus” is a bonus opportunity awarded under Section 8 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the agreement or other document evidencing the Award (the “Incentive Bonus Document”).

(d)           Incentive Stock. “Incentive Stock” is an award or issuance of Shares made under Section 9, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Incentive Stock Document”).

(e)           Incentive Stock Units. An “Incentive Stock Unit” is a right granted under the Section 10 to receive a specified number of Shares, the issuance and vesting of which is subject to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Incentive Stock Unit Document”).

5.2           Grants of Awards.  An Award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative.

SECTION 6
OPTIONS

6.1           General. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

6.2           Option Document.  Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Section 422 of the Code.

6.3           Option Price.  The purchase price per share of the Shares subject to each Option granted under this Plan shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted, except that the exercise price of an Option may be higher or lower in the case of Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired.

6.4           Option Term.  The “Term” of each Option granted under this Plan, including any ISOs, shall be 10 years from the date of its grant, or such shorter term provided in the Option Document.

6.5           Option Vesting.  Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option’s Term as determined by the Committee; provided, however, the period of continued employment upon which vesting of the Shares is dependent (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year. The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of an Option the Committee may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

6.6           Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the full exercise of an Option, the unexercised portion of the Option shall be subject to such procedures as the Committee may establish, as set forth in the Option Document.

6.7           Payment of Exercise Price.  The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or certified or cashiers’ check, (b) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (c) other property deemed acceptable by the Committee, (d) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option or (e) any combination of (a) through (d).

6.8           No Option Repricing; No Reload Options.  Without the approval of stockholders, the Company shall not (a) reprice any Options or (b) provide for “reload options.” For purposes of this Plan, the term “reprice” means amending, canceling or replacing Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K including by (i) reducing the exercise price of outstanding Options and (ii) canceling outstanding Options and granting new Options to the holders of canceled Options. For the purposes of this Plan, “reload options” are Options automatically granted in connection with and to the extent of the exercise of other Options.

SECTION 7
STOCK APPRECIATION RIGHTS

7.1           General.  The Committee may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others. Stock Appreciation Rights may be granted either alone or in connection with the grant of an Option.

7.2           SAR Document.  Each SAR Document shall contain provisions regarding (a) the number of Shares with respect to which the Stock Appreciation Right is related, (b) the per Share exercise price of the Shares subject to the Stock Appreciation Right, (c) the term of the Stock Appreciation Right, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Stock Appreciation Right and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. If granted in connection with an Option, a Stock Appreciation Right shall relate to the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall be subject to the same terms and conditions as the related Option.

7.3           Stock Appreciation Rights Related to an Option.

(a)           Exercise.  A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable.

(b)           Amount Payable Upon Exercise.  Upon the exercise of a Stock Appreciation Right related to an Option, the recipient of the Award shall be entitled to receive an amount determined by multiplying (i) the excess of the fair market value of a Share on the date of exercise of such Stock Appreciation Right over the per Share purchase price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the SAR Document.

(c)           Effect of Exercise.  Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.4           Stock Appreciation Rights Unrelated to an Option.

(a)           Amount Payable Upon Exercise.  Upon exercise of a Stock Appreciation Right unrelated to an Option, the recipient of the Award shall be entitled to receive an amount determined by multiplying (i) the excess of the fair market value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price of the Stock Appreciation Right, by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the SAR Document.

(b)           Exercise Price.  The per share exercise price of a Stock Appreciation right unrelated to an Option shall equal or exceed 100% of the fair market value of a Share on the date the Stock Appreciation Right is granted, except that the exercise price of a Stock Appreciation Right may be higher or lower in the case of Stock Appreciation Rights granted to an employee of a company acquired by the Company in assumption and substitution of stock appreciation rights held by such employee at the time such company is acquired.

(c)           Term.  The “Term” of each Stock Appreciation Right unrelated to an Option granted under this Plan shall be 10 years from the date of its grant, or such shorter term provided in the SAR Document.

(d)           Vesting.  Stock Appreciation Rights unrelated to an Option granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Appreciation Right’s Term as determined by the Committee; provided, however, the period of continued employment upon which vesting of the Stock Appreciation Right is dependent (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year. The Committee shall have the right to make the timing of the ability to exercise any Stock Appreciation Right granted under this Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Appreciation Right the Committee may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Stock Appreciation Right.

7.5           Termination of Employment.  Subject to Section 13, upon a termination of employment by a Participant prior to the full exercise of a Stock Appreciation Right, the unexercised portion of the Stock Appreciation Right shall be subject to such procedures as the Committee may establish, as set forth in the SAR Document.

7.6           No Stock Appreciation Right Repricing.  Without the approval of stockholders, the Company shall not reprice any Stock Appreciation Rights. For purposes of this Plan, the term “reprice” with respect to Stock Appreciation Rights has the same meaning as such term has with respect to Options.

SECTION 8
INCENTIVE BONUSES

8.1           General.  Each Award of an Incentive Bonus will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

8.2           Incentive Bonus Document. Each Incentive Bonus Document shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Award of an Incentive Bonus granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed $1,000,000.

8.3           Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Award of an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 11.2) selected by the Committee and specified at the time the Award of an Incentive Bonus is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

8.4           Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus, provided that the timing of such payment shall satisfy an exception to Code Section 409A or, if no such exception is available, the timing of such payment shall comply with the requirements of Code Section 409A. Payment for any Incentive Bonus shall be made in cash, Shares or a combination thereof as determined by the Committee.

8.5           Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Award of an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

SECTION 9
INCENTIVE STOCK

9.1           General.  Incentive Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

9.2           Incentive Stock Document.  Each Incentive Stock Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year, (d) if the Award is not subject to performance criteria, the period of continued employment upon which vesting of the Shares is subject, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than three years; provided, however, that shares of Incentive Stock vesting solely on the basis of continued employment may vest in installments so long as the vesting schedule, at any point in time, does not exceed the rate of a monthly pro rata installment schedule (i.e., 1/36 per month for 3 years), (e) forfeiture, (f) transferability and (g) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

9.3           Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Incentive Stock shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of such Shares at the date of grant or issuance.

9.4           Performance Criteria.  The grant, issuance, retention and/or vesting of each Incentive Share may but need not be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award of Incentive Stock is granted.

9.5           Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Incentive Stock on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

9.6           Termination of Employment.  Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on Incentive Stock, the Awards of Incentive Stock granted to such Participant shall be subject to such procedures as determined by the Committee, as set forth in the Incentive Stock Document.

SECTION 10
INCENTIVE STOCK UNITS

10.1           General.  An Incentive Stock Unit represents the right of the recipient of the Award of an Incentive Stock Unit to receive, either (a) upon vesting of the Incentive Stock Unit or (b) on any later date specified by the Committee in the Incentive Stock Unit Document, a number of Shares as specified in the Incentive Stock Unit Document.

10.2           Incentive Stock Unit Document. Each Incentive Stock Unit Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year, (d) if the Award is not subject to performance criteria, the period of continued employment upon which vesting of the Shares is subject, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than three years; provided, however, that Incentive Stock Units vesting solely on the basis of continued employment may vest in installments so long as the vesting schedule, at any point in time, is not more favorable than what would be vested under a monthly pro-rata installment schedule (i.e., 1/36 per month for 3 years), (e) forfeiture, (f) transferability and (g) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

10.3           Performance Criteria.  The grant of an Incentive Stock Unit and the issuance and/or vesting of each Share subject to an Incentive Share Unit may but need not be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Stock Unit is granted.

10.4           Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of Shares issued and/or vested under an Incentive Stock Unit on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

10.5           Termination of Employment.  Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or issuance of Shares under an Incentive Stock Unit, the Incentive Stock Units granted to such Participant shall be subject to such procedures as determined by the Committee, as set forth in the Incentive Stock Unit Document.

SECTION 11
OTHER PROVISIONS APPLICABLE TO AWARDS

11.1           Transferability.  Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution or pursuant to a “domestic relations order,” as defined in the Code. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

11.2           Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) EBITDA (earnings before interest, taxes, depreciation and amortization), (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue or sales, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) return on operating revenue, (n) market share and (o) overhead or other expense reduction. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

11.3           Dividends.  Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends. Notwithstanding any provision of this Section 11.3 to the contrary, the Committee shall not condition the right to receive dividends or dividend equivalent amounts, directly or indirectly, upon the exercise of any Option or Stock Appreciation Right. In addition, the Committee will ensure that any right to dividend or dividend equivalent amounts that may be paid in connection with the Shares subject to any Award granted hereunder complies with the requirements of Code Section 409A.

11.4           Documents Evidencing Awards.  The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of this Plan. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

11.5           Tandem Stock or Cash Rights.  Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

11.6           Financing.  The Committee may not provide financing to a Participant to pay the purchase price of any Award or to pay the amount of taxes required by law to be withheld with respect to any Award.

11.7           Compliance with Code Section 409A.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Incentive Bonus, Incentive Stock and Incentive Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Code Section 409A. If an Award is subject to Code Section 409A, the document evidencing such Award and this Plan are intended (but not guaranteed) to comply fully with and meet all of the requirements of Code Section 409A. The document evidencing such Award shall include such provisions as may be necessary to assure compliance with Code Section 409A. An Award subject to Code Section 409A also shall be administered in good faith compliance with the provisions of Code Section 409A as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Code Section 409A, any Award that is subject to Code Section 409A may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any document evidencing an Award to the contrary, in the event that the Committee determines that any Award is or may become subject to Code Section 409A, the Company may adopt such amendments to the Plan and the related documents evidencing any Awards, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Code Section 409A or to exclude or exempt the Plan or any Award from the requirements of Code Section 409A.

If a Participant experiences a “separation from service” (as defined in Code Section 409A) and the Company has Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a “specified employee” (as defined in Code Section 409A), to the extent any payment for any Award is subject to the requirements of Code Section 409A and is payable upon the Participant’s “separation from service,” such payment shall not commence prior to the first business day following the date which is six months after the Participant’s “separation from service” (or if earlier than the end of the six month period, the date of the Participant’s death). Any amounts that would have been distributed during such six month period will be distributed on the day following the expiration of the six month period.

Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Code Section 409A be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Code Section 409A. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Code Section 409A, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions.  In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Code Section 409A.

SECTION 12
CHANGES IN CAPITAL STRUCTURE

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards, provided, however, that such adjustment shall be made in such a manner that is consistent with the requirements of Code Section 409A and that will not affect the status of any Award intended to qualify as an ISO under Code Section 422 or as “performance based compensation” under Code Section 162(m) and (b) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 13
CHANGE OF CONTROL

13.1           Effect of Change of Control.  The Committee may, through the terms of the Award or otherwise, provide that any or all of the following shall occur, in connection with a Change of Control or a Change of Control Transaction (as defined in Section 13.2), or upon termination of the Participant’s employment following a Change of Control or a Change of Control Transaction: (a) in the case of an Option or Stock Appreciation Right, the acceleration of the Participant’s ability to exercise any portion of such Award not previously exercisable and/or the payment to the Participant of cash equal to the difference between the exercise price and the price being paid to the holders of Shares in connection with the Change of Control or Change of Control Transaction, (b) in the case of an Incentive Bonus, the acceleration of the Participant’s right to receive a payment equal to the target amount payable or a payment based on performance through a date determined by the Committee prior to the Change of Control, (c) in the case of Shares issued in payment of any Incentive Bonus, and/or in the case of Incentive Stock, the lapse and expiration of any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award, and (d) in the case of Incentive Stock Units, the acceleration of and expiration of any conditions on the grant, vesting and issuance of the Shares subject to the Incentive Stock Unit. The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment acceleration or lapse of conditions or restrictions on an Award that shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award. In the case of an acceleration of payment of any Award hereunder on a Change of Control or Change of Control Transaction, the payment shall be made on or before March 15 of the year following the year in which the Change of Control or Change of Control Transaction occurs in order to satisfy the “short-term deferral exception” to Code Section 409A.

13.2           Definitions.

(a)	"Change of Control" means the first to occure of the following:
	(i)	the merger or consolidation of the Company with or into another corporation;
	(ii)	the acquisition, directly or indirectly, by another corporation person or group of all or substantially all of the Company’s assets or 40% or more of the Company’s then outstanding voting stock;
	(iii)	the liquidation or dissolution of the Company; or

(iv)           during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, provided, however, that a Change of Control will not be deemed to have occurred in respect of a merger in which (x) the Company is the surviving corporation, (y) no person or group acquires, directly or indirectly, 40% or more of the Company’s outstanding voting stock and (z) the Shares outstanding prior to the merger remain outstanding thereafter; and provided further, that a merger or consolidation will not be considered a Change of Control if such transaction results only in the reincorporation of the Company in another jurisdiction or its restructuring into holding company form.

(b)           “Change of Control Transaction” shall mean any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction that is intended to or reasonably expected to result in a Change of Control. For any Award subject to the requirements of Code Section 409A, the document evidencing such Award may prescribe a different definition of the term “Change of Control” or “Change of Control Transaction” that will apply for purposes of such document and that complies with the requirements of Code Section 409A.

SECTION 14
TAXES

14.1           Withholding Requirements.  The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such conditions.

14.2           Payment of Withholding Taxes.  Notwithstanding the terms of Section 14.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Stock Appreciation Right or Nonqualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company by withholding shares of the Company’s capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company’s capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 15
AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan, but no such amendment shall, without the approval of the stockholders of the Company:

(a)           increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)           reduce the price at which Options may be granted below the price provided for in Section 6.2;

(c)           reduce the price at which Stock Appreciation Rights may be granted below the price provided for in Section 7.4(b);

(d)           reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(e)           after any Change of Control, impair the rights of any Award holder without such holder’s consent;

(f)           extend the term of this Plan;

(g)           change the class of persons eligible to be Participants;

(h)           provide for the automatic grant of Options based upon the exercise of Options by holders of Options; or

 (i)           increase the number of shares that are eligible for Non-Option Awards.

Notwithstanding the foregoing, no amendment, alteration or discontinuance of this Plan or any other document evidencing an Award under the Plan shall cause all or a part of the payment under any Award to be subject to additional tax under Code Section 409A.

SECTION 16
COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees, directors and consultants. No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 17
NO RIGHT TO COMPANY EMPLOYMENT

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 18
EFFECTIVENESS AND EXPIRATION OF PLAN

This Plan shall be effective on the date the Company’s stockholders adopt this Plan. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of this Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. No Awards shall be granted pursuant to this Plan more than 10 years after the effective date of this Plan.

SECTION 19
NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, restricted stock units, stock options or stock appreciation rights otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 10
GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

IN WITNESS WHEREOF, the Plan has been executed for and on behalf of the Company by its duly authorized representative this ____ day of __________________, 2009.

MAGNETEK, INC.

By: ___________________________________________________________

Its: ___________________________________________________________

ANNUAL MEETING OF SHAREHOLDERS OF

MAGNETEK, INC.

November 5, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your Proxy Card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your Proxy Card available when you call.
ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your Proxy Card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on November 5, 2009.  The Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report are available at www.magnetek.com in the “Investor Relations” section under “Proxy Online.”

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.Election of Directors:
☐ FOR ALL NOMINEES	NOMINEES: David A. Bloss, Sr. Yon Y. Jorden Mitchell I. Quain David P. Reiland
☐WITHHOLD AUTHORITY FOR ALL NOMINEES
☐FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2010.	FOR AGAINST ABSTAIN ☐ ☐ ☐

3.	Approval of Adoption of the Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc.	FOR AGAINST ABSTAIN ☐ ☐ ☐
4.	The undersigned hereby confers upon the proxies the discretion to act upon such other business as may properly come before said meeting or adjournment thereof.
Receipt of copies of the Annual Report to Shareholders, the Notice of the Annual Meeting of Shareholders and the Proxy Statement dated September 16, 2009 is hereby acknowledged.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

MAGNETEK INC.

ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 5, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints PETER M. MCCORMICK and JOLENE L. SHELLMAN or either of them, attorneys and proxies, to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at N50 W13775 Overview Drive, Menomonee Falls, Wisconsin, on November 5, 2009 at 10:00 a.m. Central Standard Time and any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder named on the reverse side. If no direction is given, this Proxy will be voted FOR proposals 1 2 and 3, and in the proxies’ discretion on any other matters coming before the meeting.

(Continued and to be signed on the reverse side)

COMMENTS: